EXHIBIT 10.4

EXECUTION COPY

TRANSFER AND SERVICING AGREEMENT

Dated as of April 25, 2000

by and between

APPLE RIDGE SERVICES CORPORATION
as transferor,

CENDANT MOBILITY SERVICES CORPORATION
as originator and servicer,

CENDANT MOBILITY FINANCIAL CORPORATION
as originator,

APPLE RIDGE FUNDING LLC
as transferee

and

BANK ONE, NATIONAL ASSOCIATION
as Indenture Trustee

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-ii-

-iii-

-iv-

SCHEDULES

SCHEDULE 2.02(m)	Principal Place of Business and Chief Executive Office of the Transferor and List of Offices Where the Servicer Keeps Records Related to the Transferred Assets
SCHEDULE 2.02(o)	List of Legal Names
SCHEDULE 3.04(l)	List of Lockbox Banks

EXHIBIT

EXHIBIT A	Form of Annual Servicer’s Certificate
EXHIBIT B	Forms of Lockbox Agreements
EXHIBIT C	List of Servicing Officers

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THIS TRANSFER AND SERVICING AGREEMENT (this “Agreement”) dated as of April 25, 2000 is made by and between APPLE RIDGE SERVICES CORPORATION, a Delaware corporation, as transferor, CENDANT MOBILITY SERVICES CORPORATION, a Delaware corporation, as originator and servicer (“CMSC” or the “Servicer”), CENDANT MOBILITY FINANCIAL CORPORATION, a Delaware corporation, as originator (“CMF”), APPLE RIDGE FUNDING LLC, a Delaware limited liability company (the “Issuer”), as transferee, and BANK ONE, NATIONAL ASSOCIATION, as Indenture Trustee.

In consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties, the Indenture Trustee and the holders of any Notes issued by the Issuer from time to time under the Indenture to the extent provided herein:

ARTICLE I
DEFINITIONS

Section 1.01    Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Receivables Purchase Agreement or Purchase Agreement, as applicable. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Agreement” shall mean this Transfer and Servicing Agreement and all amendments hereof and supplements hereto.

“ARF Purchase Price” shall have the meaning set forth in Section 2.01(i).

“ARSC Indemnified Losses” shall have the meaning set forth in Section 6.02.

“ARSC Indemnified Party” shall have the meaning set forth in Section 6.02.

“Asset Deficiency” shall have the meaning set forth in the Indenture.

“Cash Equivalents” shall mean (i) investments in commercial paper maturing in not more than 270 days from the date of issuance which at the time of acquisition is rated at least A-1 or the equivalent thereof by Standard & Poor’s or P-1 or the equivalent thereof by Moody’s, (ii) investments in direct obligations or obligations that are guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity of not more than three years from the date of acquisition, (iii) investments in certificates of deposit maturing not more than one year from the date of origin issued by a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof having capital, surplus and undivided profits aggregating at least $500,000,000 and rated A or better by Standard & Poor’s or A2 or better by Moody’s, (iv) money market mutual funds having assets in excess of $2,000,000,000, (v) investments in asset-backed or mortgage-backed securities, including investments in collateralized, adjustable rate mortgage securities and those mortgage-backed securities that are rated at least AA by Standard & Poor’s or Aa by Moody’s or are of comparable quality at the

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time of investment and (vi) banker’s acceptances maturing not more than one year from the date of origin issued by a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof and having capital, surplus and undivided profits aggregating at least $500,000,000, and rated A or better by Standard & Poor’s or A2 or better by Moody’s.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall have the meaning provided in Section 4.01.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (or loss) of PHH and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary) in which PHH or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to PHH or its Consolidated Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with PHH or any of its Consolidated Subsidiaries or the Person’s assets are acquired by PHH or any of its Consolidated Subsidiaries, (iii) the income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iv) any extraordinary after-tax gains and (v) any extraordinary pretax losses but only to the extent attributable to a write-down of financing costs relating to any existing and future indebtedness.

“Consolidated Net Worth” shall mean, at any date of determination, all amounts that would be included on a balance sheet of PHH and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Subsidiaries” shall mean all subsidiaries of PHH that are required to be consolidated with PHH for financial reporting purposes in accordance with GAAP.

“Distribution Date” shall mean, with respect to any Series, the date specified in the applicable Supplement for payments to holders of the Notes of that Series.

“Dollars,” “$” or “U.S. $” shall mean United States dollars.

“Eligible Account” shall mean an account that is (i) maintained with a depository institution whose short-term debt obligations at the time of any deposit therein are rated in the highest short-term debt rating categories by Moody’s and Standard & Poor’s, (ii) one or more accounts maintained with a depository institution, which accounts are fully insured by the FDIC, with a minimum long-term unsecured debt rating of “A3” by Moody’s and “BBB+” by Standard & Poor’s, (iii) a segregated trust account maintained with the corporate trust office of the Indenture Trustee or an Affiliate of the Indenture Trustee, in either case in its fiduciary capacity

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or (iv) an account otherwise acceptable to each Rating Agency as evidenced by the delivery of a rating letter by each Rating Agency on the Closing Date.

“Eligible Investments” shall mean the following instruments, investment property, or other property, other than securities issued by or obligations of CMSC or any of its Affiliates:

(a)    direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America;

(b)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof, including the District of Columbia (or domestic branches of foreign banks) and subject to supervision and examination by federal or state banking or depository institution authorities, provided that, at the time of the Issuer’s investment or contractual commitment to invest therein, the short-term debt rating of such depository institution or trust company shall be A-1+ by Standard & Poor’s and P-1 by Moody’s;

(c)    commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of the Issuer’s investment or contractual commitment to invest therein, a short-term debt rating of A-1+ by Standard & Poor’s and P-1 by Moody’s;

(d)    demand deposits, time deposits and certificates of deposit that are fully insured by the FDIC having, at the time of the Issuer’s investment therein, a short-term debt rating of A-1+ by Standard & Poor’s and P-1 by Moody’s;

(e)    bankers’ acceptances (having original maturities of no more than 365 days) issued by any depository institution or trust company referred to in clause (b) above;

(f)    money market funds having, at the time of the Issuer’s investment therein, a rating of AAAm or AAAm-G by Standard & Poor’s or Aaa by Moody’s (including funds for which the Indenture Trustee or any of its Affiliates is investment manager or advisor);

(g)    time deposits and eurodollar deposits (having maturities not later than the succeeding Distribution Date) other than as referred to in clause (d) above, with a Person the commercial paper of which has a credit rating of at least A-1+ by Standard & Poor’s and P-1 by Moody’s; or

(h)    any other investment of a type or rating that satisfies the Rating Agency Condition.

“Eligible Receivables” shall have the meaning provided in the Receivables Purchase Agreement.

“Eligible Servicer” shall mean CMSC or, if CMSC is not acting as Servicer, an entity that, at the time of its appointment as Servicer, (a) is servicing a portfolio of relocation services accounts and is acceptable to the Indenture Trustee, each Series Enhancer and the Rating Agencies, (b) is legally qualified and has the capacity to service the Receivables, (c) in

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the determination of the Majority Investors, has demonstrated the ability to service professionally and competently a portfolio of similar accounts in accordance with high standards of skill and care, (d) is qualified to use the software that is then being used to service the Receivables or obtains the right to use or has its own software that is adequate to perform its duties under this Agreement and (e) has a net worth of at least $ 25,000,000 as of the end of its most recent fiscal quarter (or such lesser net worth as may be approved by the Majority Investors).

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor.

“Final Stated Maturity Date” shall have the meaning set forth in the Indenture.

“Home Purchase Price” shall mean, with respect to any Home, the appraised or other value set forth in the related Home Purchase Contract as the purchase price for such Home.

“Indebtedness” shall mean, with respect to any Person, in the aggregate, without duplication, (i) all indebtedness, obligations and other liabilities of such Person that are, at the date as of which Indebtedness is to be determined, includable as liabilities in a balance sheet of such Person, other than (x) accounts payable and accrued expenses and (y) current and deferred income taxes and other similar liabilities, (ii) the maximum aggregate amount of all liabilities of such Person or under any Guaranty, indemnity or similar undertaking given or assumed of or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than such Person and (iii) all other obligations or liabilities of such Person with respect to the discharge of the obligations of any Person other than itself. For purposes of the Transaction Documents, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indenture” shall mean the master indenture dated as of April 25, 2000, by and between the Issuer, the Indenture Trustee and The Bank of New York, as Paying Agent, Authentication Agent and Transfer Agent and Registrar.

“Indenture Trustee” shall mean Bank One, National Association, acting in its capacity as Indenture Trustee under the Indenture.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Lockbox” shall mean any post office box to which the Obligors remit Pool Collections.

“Lockbox Account” shall mean each lockbox account and associated demand deposit account established pursuant to the Lockbox Agreement and such other lockbox accounts and associated demand deposit accounts that the Servicer may establish from time to time pursuant to a Lockbox Agreement.

“Lockbox Agreement” shall mean each lockbox agreement attached as Exhibit B and any other lockbox agreement pursuant to which the Servicer establishes a Lockbox Account in the name of the Indenture Trustee.

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“Lockbox Bank” shall mean any institution at which a Lockbox or Lockbox Account is maintained.

“Majority Investors” shall have the meaning set forth in the Indenture.

“Marketing Expenses Account” shall mean the account established pursuant to Section 9.05.

“Material Adverse Effect” shall mean, with respect to any Person and any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of such Person, (b) the ability of such Person to perform its obligations under any Transaction Document to which it is a party or, if applicable, all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by such Person under any Transaction Document to which it is a party, (d) the status, existence, perfection or priority of the interest of the Issuer and its assignees in the Transferred Assets, taken as a whole, in each case free and clear of any Lien (other than a Permitted Lien) or (e) the validity, enforceability or collectibility of all or any substantial portion of the Transferred Assets.

“Moody’s” shall mean Moody’s Investors Service or its successor.

“Nonrecoverable Advance” shall mean any Servicer Advance previously made in respect of a Home the Receivable arising from which has become a Defaulted Receivable.

“Note” shall have the meaning provided in the Indenture.

“Officer’s Certificate” shall mean, unless otherwise specified in this Agreement, a certificate delivered as provided herein, signed:

(a)    by the President, any Vice President or the chief financial officer of the Transferor or the Servicer, as the case may be, or

(b)    by the President, any Vice President or the financial controller of any Successor Servicer

(or by an officer holding an office with equivalent or more senior responsibilities or, in the case of the Servicer or Successor Servicer, a Servicing Officer, and, in the case of the Transferor, any executive of the Transferor designated in writing by a Vice President or more senior officer of the Transferor for this purpose).

“Opinion of Counsel” shall mean a written opinion of counsel, who may be counsel for, or an employee of, the Person providing the opinion and who shall be reasonably acceptable to the Issuer and the Indenture Trustee.

“Outstanding” shall have the meaning set forth in the Indenture.

“Outstanding Amount” shall have the meaning set forth in the Indenture.

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“PHH Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of PHH and its Consolidated Subsidiaries that are, at the date as of which PHH Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of PHH and its Consolidated Subsidiaries, other than (x) accounts payable and accrued expenses, (y) advances from clients obtained in the ordinary course of the relocation management services business of PHH and its Consolidated Subsidiaries and (z) current and deferred income taxes and other similar liabilities, plus (ii) without duplicating any items included in PHH Indebtedness pursuant to the foregoing clause (i), the maximum aggregate amount of all liabilities of PHH or any of its Consolidated Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any person other than PHH or one of its Consolidated Subsidiaries and (iii) all other obligations or liabilities of PHH or any of its Consolidated Subsidiaries in relation to the discharge of the obligations of any Person other than PHH or one of its Consolidated Subsidiaries.

“Possession Date” shall have, with respect to any Home, the meaning provided in the related Home Purchase Contract.

“Purchase” shall mean each purchase of Receivables, Related Assets and other ARSC Purchased Assets by the Issuer from ARSC hereunder.

“Purchase Agreement” shall mean the purchase agreement dated as of April 25, 2000, between CMSC and CMF, as amended from time to time.

“Rating Agency” shall mean, with respect to any outstanding Series, each rating agency, if any, specified in the applicable Supplement, selected by the Issuer to rate the Notes of such Series.

“Rating Agency Condition” shall mean, with respect to any action, that each Rating Agency shall have notified the Transferor, the Servicer, the Indenture Trustee and the Issuer in writing that such action will not result in a reduction, qualification or withdrawal of the then existing rating of any outstanding Series with respect to which it is a Rating Agency (or, in the case of any Series covered by a financial insurance policy or surety bond, the reduction, qualification or withdrawal of the then existing rating of such Series without giving effect to such insurance policy or surety bond, with such notice also addressed to the issuer of the applicable insurance policy or surety bond) or, with respect to any outstanding Series not rated by any Rating Agency, the required consent specified in the Supplement for such Series.

“Receivables Activity Report” shall have the meaning provided in Section 3.07(c).

“Receivables Purchase Agreement” shall mean the receivables purchase agreement dated as of April 25, 2000, between CMF and the Transferor, as amended from time to time.

“Required Marketing Expenses Account Amount” shall mean, on any Distribution Date, an amount equal to:

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(i)    zero, if the average number of days the Homes relating to outstanding Pool Receivables have been owned by CMSC and CMF (excluding any such Homes relating to Self-Funding Obligors) as of the close of business on the last Business Day of the immediately preceding Monthly Period was 150 days or less;

(ii)    2.5% of the aggregate Home Purchase Price for all Homes owned by CMSC and CMF (excluding any Homes relating to Self-Funding Obligors) as of the close of business on the last Business Day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by CMSC and CMF as of the close of business on the last day of the immediately preceding Monthly Period was greater than 150 days but less than or equal to 160 days;

(iii)    3.0% of the aggregate Home Purchase Price for all Homes owned by CMSC and CMF (excluding any Homes relating to Self-Funding Obligors) as of the close of business on the last Business Day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by CMSC and CMF as of the close of business on the last day of the immediately preceding Monthly Period was greater than 160 days but less than or equal to 170 days;

(iv)    4.0% of the aggregate Home Purchase Price for all Homes owned by CMSC and CMF (excluding any Homes relating to Self-Funding Obligors) as of the close of business on the last Business Day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by CMSC and CMF as of the close of business on the last day of the immediately preceding Monthly Period was greater than 170 days but less than or equal to 180 days; and

(v)    5.0% of the aggregate Home Purchase Price for all Homes owned by CMSC and CMF (excluding any Homes relating to Self-Funding Obligors) as of the close of business on the last Business Day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by CMSC and CMF as of the close of business on the last day of the immediately preceding Monthly Period was greater than 180 days.

“Series Account” shall mean any account or accounts established pursuant to the Supplement for any Series of Notes.

“Service Transfer” shall have the meaning specified in Section 9.01.

“Servicer” shall mean CMSC, in its capacity as the Servicer under this Agreement, and any successor thereto in such capacity appointed pursuant to Article IX of this Agreement.

“Servicer Advance” shall mean any out-of-pocket payments made by the Servicer with respect to a CMF Home, including but not limited to maintenance, repairs, utilities, insurance, taxes, assessments, Mortgage Payoffs, Mortgage Payments, Other Reimbursable Expenses, homeowners or association dues and other costs of ownership.

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“Servicer Default” shall have the meaning set forth in Section 9.01.

“Servicer Dilution Adjustment” shall have the meaning set forth in Section 3.10(a).

“Servicing Fee” shall have the meaning specified in Section 3.03.

“Servicing Officer” shall mean any officer of the Servicer or an attorney-in-fact of the Servicer who in either case is involved in, or responsible for, the administration and servicing of the Receivables and whose name appears on a list of servicing officers furnished to the Issuer and the Indenture Trustee by the Servicer, as such list may from time to time be amended. The initial list of Servicing Officers is set forth in Exhibit C.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services or its successor.

“Sub-Servicer” shall have the meaning set forth in Section 3.01(b).

“Successor Servicer” shall have the meaning provided in Section 9.03(a).

“Supplement” shall mean, with respect to any Series, a supplement to the Indenture, executed and delivered in connection with the original issuance of the Notes of such Series, including all amendments thereof and supplements thereto.

“Termination Notice” shall have the meaning set forth in Section 9.01.

“Transfer Termination Date” shall mean the date specified by the Indenture Trustee at the direction of the Majority Investors following the occurrence of a Transfer Termination Event; provided, however, that if an Event of Bankruptcy has occurred with respect to either ARSC or the Issuer, the Transfer Termination Date shall be deemed to have occurred automatically without any such notice.

“Transfer Termination Event” shall have the meaning set forth in Section 8.01.

“Transferor” shall mean Apple Ridge Services Corporation, a wholly owned special purpose subsidiary of CMF incorporated in the State of Delaware, or its successor under this Agreement.

“Transferred Assets” shall have the meaning set forth in Section 2.01(a).

“Unmatured Servicer Default” shall mean any event that, with the giving of notice or lapse of time, or both, would become a Servicer Default.

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Section 1.02    Other Definitional Provisions.

(a)    All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)    Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory accounting principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

(c)    Agreements, Representations and Warranties. The agreements, representations and warranties of ARSC and CMSC in this Agreement in each of their respective capacities as Transferor and Servicer shall be deemed to be the agreements, representations and warranties of ARSC and CMSC solely in each such capacity for so long as ARSC and CMSC act in each such capacity under this Agreement, provided that nothing in this paragraph shall be deemed to limit the survival of such agreements, representations and warranties.

(d)    Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(e)    References to Amounts. Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.

(f)    Reference. The word “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”, “Appendix”, “Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement.

[END OF ARTICLE I]

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ARTICLE II
SALE AND PURCHASE OF ASSETS

Section 2.01    Sale and Purchase.

(a)    Agreement. Upon the terms hereof, the Issuer agrees to buy, and the Transferor agrees to sell, all of the Transferor’s right, title and interest in and to the following:

(i)  all Pool Receivables and other ARSC Purchased Assets owned by the Transferor on the Closing Date or thereafter purchased, or any other Receivables purchased under the Receivables Purchase Agreement, and all rights of the Transferor under the Receivables Purchase Agreement with respect to the ARSC Purchased Assets;

(ii)  all Pool Collections; and

(iii)  all proceeds of and earnings on the foregoing.

The Pool Receivables and all other property described in the foregoing sentence are sometimes collectively referred to herein as the “Transferred Assets.”

(b)    Treatment of Certain Receivables and Related Property. It is expressly understood that each Pool Receivable sold to the Issuer hereunder, together with all other Transferred Assets then existing or thereafter created and arising with respect thereto, will thereafter be the property of the Issuer (or its assignees), without the necessity of any further purchase or other action by the Issuer (other than satisfaction of the conditions set forth herein).

(c)    No Recourse. Except as specifically provided in this Agreement, the sale and purchase of the Transferred Assets under this Agreement shall be without recourse. CMSC acknowledges that its representations, warranties, covenants and indemnities as originator pursuant to the terms of the Purchase Agreement have been assigned to the Issuer hereunder, and CMF acknowledges that its representations, warranties, covenants and indemnities as originator pursuant to the terms of the Receivables Purchase Agreement have been assigned to the Issuer hereunder.

(d)    Financing Statements. In connection with the transfer described above, the Transferor agrees, at the expense of the Transferor:

(i)    to record and file financing statements (and continuation statements when applicable) with respect to the Transferred Assets conveyed by the Transferor meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer and assignment of its interest in the Transferred Assets to the Issuer, and to deliver a file stamped copy of each such financing statement or other evidence of such filing to the Issuer and the Indenture Trustee as soon as practicable after the Closing Date. Notwithstanding the other provisions of this Section 2.01(d), the Transferor shall not, and shall not cause the Servicer to, record any Home Deeds or any documents evidencing the conveyance of Home Purchase Contracts

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in the applicable real estate records; provided, however, that the Transferor (or the Servicer on its behalf) may record Home Deeds and/or Home Purchase Contracts in such manner and in the names of CMSC (but only with respect to CMSC Homes) or CMF, as applicable, or such transferees and in such capacities as the Issuer may require (w) upon request by the relevant Obligor to record such Home Deeds and/or Home Purchase Contracts, (x) upon or after the lapse of one year from the Possession Date under the related Home Purchase Contract, (y) upon the bankruptcy or insolvency of the relevant Obligor or (z) otherwise as required or as deemed advisable in the judgment of the Servicer in the best interests of the Issuer and its assignees; and

(ii)    to promptly execute and deliver (or cause the Servicer or the related Sub-Servicer to execute and deliver) all further instruments and documents, and take all further action, that the Indenture Trustee may reasonably request in order to perfect, protect or more fully evidence the conveyances hereunder, or to enable the Indenture Trustee to exercise or enforce any of its rights under the Indenture.

The Servicer shall record and file financing statements, cause Home Deeds and Home Purchase Contracts to be recorded and deliver other instruments and documents pursuant to this Section 2.01(d) at the direction of the Transferor.

(e)    True Sales. The Transferor and the Issuer intend the transfers of Transferred Assets hereunder to be true sales by the Transferor to the Issuer that are absolute and irrevocable and to provide the Issuer with the full benefits of ownership of the Transferred Assets, and neither the Transferor nor the Issuer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Issuer to the Transferor, secured by the Transferred Assets.

(f)    Marking of Records. In connection with the transfer described herein, (i) the Transferor agrees to indicate clearly and unambiguously in its computer files, books and records on or prior to the Closing Date that the Pool Receivables and other Transferred Assets have been conveyed to the Issuer pursuant to this Agreement by so marking such computer files, books and records, and (ii) the Servicer agrees to indicate clearly and unambiguously in its computer files, books and records on or prior to the Closing Date that the Pool Receivables and other Transferred Assets have been conveyed to the Issuer pursuant to this Agreement by so marking such computer files, books and records, including the master data processing records evidencing the Transferred Assets.

(g)    Adjustments. The Transferor shall pay to the Issuer in cash, on the date of receipt by the Transferor, any payment received by the Transferor in respect of Originator Adjustments made by CMSC to CMF pursuant to the Purchase Agreement or Seller Adjustments made by CMF to the Transferor pursuant to the Receivables Purchase Agreement. The Transferor shall instruct CMSC and CMF to deposit all payments in respect of Originator Adjustments and Seller Adjustments directly in the Collection Account.

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(h)    Purchases. On the Closing Date, the Issuer shall purchase all of the Transferor’s right, title and interest in and to all Pool Receivables existing at the close of business on the immediately preceding Business Day, together with all other Transferred Assets related thereto. On each Business Day thereafter, until the Transfer Termination Date, the Issuer shall purchase all of the Transferor’s right, title and interest in and to all Pool Receivables existing as of the close of business on the immediately preceding Business Day and all Transferred Assets related thereto that were not previously purchased by the Issuer hereunder. Notwithstanding the foregoing, if an Insolvency Proceeding is pending with respect to either the Transferor or the Issuer prior to the Transfer Termination Date, the Transfer shall not sell, and the Issuer shall not buy, any Transferred Assets hereunder unless and until such Insolvency Proceeding is dismissed or otherwise terminated.

(i)    Payment of ARF Purchase Price. With respect to the Purchase of any Transferred Assets by the Issuer from the Transferor pursuant to this Article II, the Issuer shall pay to the Transferor an agreed purchase price (the “ARF Purchase Price”). The ARF Purchase Price paid by the Issuer on the Closing Date and on each subsequent Business Day on which any Transferred Assets are purchased by the Issuer shall be paid (i) by paying such amount in cash or (ii) by means of capital contributed by the Transferor to the Issuer in the form of a contribution of the Transferred Assets. To the extent funds are released to it from the Collection Account, the Issuer agrees that it will use such released funds to the extent necessary to pay the ARF Purchase Price.

Section 2.02    Representations and Warranties of the Transferor. The Transferor hereby makes the representations and warranties set forth in this Section 2.02, in each case as of the date hereof, as of the Closing Date, as of the date of each transfer by the Transferor of the Transferred Assets hereunder and as of any other date specified in such representation or warranty.

(a)    Organization and Good Standing. The Transferor is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Transferor had at all relevant times, and now has, all necessary power, authority and legal right to own and sell the Transferred Assets.

(b)    Due Qualification. The Transferor is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect with respect to the Transferor.

(c)    Power and Authority: Due Authorization. The Transferor (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) to sell and assign

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the Transferred Assets on the terms and subject to the conditions herein and therein provided and (ii) has duly authorized by all necessary corporate action such sale and assignment and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)    Valid Sale; Binding Obligations. This Agreement constitutes either a valid sale, transfer, set-over and conveyance, or the grant of a first perfected security interest, to the Issuer of all of the Transferor’s right, title and interest in, to and under the Transferred Assets, which is perfected and of first priority (subject to Permitted Liens and Permitted Exceptions) under the UCC and other applicable law, enforceable against creditors of, and purchasers from, the Transferor, free and clear of any Lien (other than Permitted Liens); and this Agreement constitutes, and each other Transaction Document to which the Transferor is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by the Transferor, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of incorporation or the by-laws of the Transferor or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Transferor is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien on any of the Transferred Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Transferor or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Transferor, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.

(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Transferor threatened, against the Transferor before any court, arbitrator, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Transferor is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Government Authority that, in the case of either of the foregoing clauses (i) or (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any Transferred Asset by the Transferor to the Issuer, the creation of a material amount of Pool Receivables or the consummation of any of the transactions contemplated by this Agreement or

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any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Transferor, would materially and adversely affect the performance by the Transferor of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.

(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect with respect to the Transferor, (i) all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Transferor in connection with the conveyance of the Transferred Assets or the due execution, delivery and performance by the Transferor of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement have been obtained or made and are in full force and effect and (ii) all filings with any Governmental Authority that are required to be obtained in connection with such conveyances and the execution and delivery by the Transferor of this Agreement have been made; provided, however, that prior to recordation pursuant to Section 2.01(d)(i) or upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance of the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i).

(h)    Margin Regulations. The Transferor is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The Transferor has not taken and will not take any action to cause the use of proceeds of the sales hereunder to violate said Regulations T, U or X.

(i)    Taxes. The Transferor has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect with respect to the Transferor.

(j)    Solvency. After giving effect to each conveyance of Transferred Assets hereunder, the Transferor is solvent and able to pay its debts as they come due, and has adequate capital to conduct its business as presently conducted.

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(k)    Quality of Title/Valid Transfers.

(i)    Immediately before each transfer hereunder to the Issuer, each Transferred Asset to be sold to the Issuer shall be owned by the Transferor free and clear of any Lien (other than any Permitted Lien), and the Transferor shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership or security interest of the Issuer and its assignees in such Transferred Assets against all creditors of, and purchasers from, the Transferor (subject to Permitted Exceptions).

(ii)    With respect to each Pool Receivable transferred hereunder on such date, the Issuer shall acquire a valid and (subject to Permitted Exceptions) perfected ownership or security interest in such Pool Receivable and any identifiable proceeds thereof, free and clear of any Lien (other than any Permitted Liens).

(iii)    As of the date of transfer of a Transferred Asset to the Issuer, no effective financing statement or other instrument similar in effect that covers all or part of such Transferred Asset or any interest therein is on file in any recording office except such as may be filed (A) in favor of CMSC in accordance with the Pool Relocation Management Agreements, (B) in favor of CMF pursuant to the Purchase Agreement, (C) in favor of the Transferor pursuant to the Receivables Purchase Agreement, (D) in favor of the Issuer pursuant to this Agreement or otherwise filed by or at the direction of the Issuer, (E) in favor of the Indenture Trustee under the Indenture and (F) to evidence any Mortgage on a Home created by a Transferred Employee.

(l)    Accuracy of Information. All written information furnished by the Transferor to the Issuer or its successors and assigns pursuant to or in connection with any Transaction Documents or any transaction contemplated herein or therein with respect to the Transferred Assets transferred hereunder on such date is true and correct in all material respects on such date.

(m)    Offices. The principal place of business and chief executive office of the Transferor is located, and the offices where the Servicer keeps all Records related to the Transferred Assets (and all original documents relating thereto) are located at the addresses specified in Schedule 2.02(m), except that (i) Home Deeds and related documents necessary to close Home sale transactions, including powers of attorney, may be held by local attorneys or escrow agents acting on behalf of CMF (with respect to CMF Homes) or CMSC (with respect to CMSC Homes) in connection with the sale of Homes to Ultimate Buyers, so long as such local attorneys are notified of the interest of the Issuer, the Indenture Trustee and the holders of any Notes therein and (ii) Records relating to any Pool Relocation Management Agreement and the Transferred Assets arising thereunder or in connection therewith may be maintained at the offices of the related Employer.

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(n)    Investment Company Act. The Transferor is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act.

(o)    Legal Names. Except as otherwise set forth in Schedule 2.02(o), since January 1, 1995, the Transferor (i) has not been known by any legal name other than its corporate name as of the date hereof, (ii) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure and (iii) has not used any trade names other than its actual corporate name.

(p)    Compliance with Applicable Laws. The Transferor is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities (federal, state, local or foreign, including without limitation Environmental Laws), a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect with respect to the Transferor.

(q)    Business and Indebtedness of Transferor. The Transferor has no Indebtedness except as contemplated by Section 4.2 of the Receivables Purchase Agreement and under this Agreement. The Transferor has not engaged in any business other than the Purchase of Pool Receivables and other ARSC Purchased Assets under the Receivables Purchase Agreement and the transfer of Pool Receivables and other Transferred Assets under this Agreement.

The representations and warranties set forth in this Section 2.02 shall survive the transfers and assignments of the Pool Receivables and other Transferred Assets to the Issuer and the issuance of the Notes under the Indenture. Upon discovery by the Transferor, the Servicer or the Issuer of a breach of any of the representations and warranties set forth in this Section 2.02, the party discovering such breach shall give notice to the other parties within three Business Days following such discovery, provided that the failure to give notice within three Business Days shall not preclude subsequent notice.

Section 2.03    Representations and Warranties of the Issuer. The Issuer hereby represents and warrants, on and as of the date hereof and on and as of the Closing Date, that (a) this Agreement has been duly authorized, executed and delivered by the Issuer and constitutes the Issuer’s valid, binding and legally enforceable obligation, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (b) the execution, delivery and performance of this Agreement does not violate any federal, state, local or foreign law applicable to the Issuer or any agreement to which the Issuer is a party and (c) all of the membership interests of the Issuer are directly or indirectly owned by the Transferor, and all such membership interests are fully paid and nonassessable.

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Section 2.04    No Assumption of Obligations Relating to Transferred Assets; Excess Home Sale Proceeds.

(a)    The sales and Purchases of Transferred Assets do not constitute and are not intended to result in a creation or an assumption by the Issuer, the Indenture Trustee or any holder of the Notes of any obligation of CMSC, CMF, the Transferor or any other Person in connection with the Pool Receivables or the other Transferred Assets or under the related Contracts or any other agreement or instrument relating thereto, including without limitation any obligation to any Obligors or Transferred Employees. None of the Issuer, the Indenture Trustee or any holder of the Notes shall have any obligation or liability to any Obligor, Transferred Employee or other customer or client of CMSC (including without limitation any obligation to perform any of the obligations of CMSC or CMF under any Relocation Management Agreement, Home Purchase Contract, Related Property or any other agreement). Except as expressly provided in Section 3.05(j), no such obligation or liability is intended to be assumed by the Servicer or its successors and assigns.

(b)    Notwithstanding Section 2.04(a), upon a reasonable showing by CMSC or CMF that any Home Sale Proceeds received by the Servicer must be returned to the related Obligor pursuant to the related Pool Relocation Management Agreement, the Servicer shall turn over to the applicable Obligor such Home Sale Proceeds. Each such payment pursuant to this Section 2.04(b) shall be made pursuant to Section 4.03.

Section 2.05    Affirmative Covenants of the Transferor. From the Closing Date until the termination of this Agreement in accordance with Section 10.01, the Transferor hereby agrees that it will perform the covenants and agreements set forth in this Section 2.05.

(a)    Compliance with Laws, Etc. The Transferor will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including without limitation those relating to the Pool Receivables and all Environmental Laws), in each case to the extent that the failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.

(b)    Preservation of Corporate Existence. The Transferor (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.

(c)    Keeping of Records and Books of Account. The Transferor will maintain at all times accurate and complete books, records and accounts relating to the Transferred Assets and all Pool Collections thereon in which timely entries will be made. The Transferor’s master data processing records will be marked to indicate the sales of all Transferred Assets hereunder.

(d)    Location of Records and Offices. The Transferor will keep its principal place of business and chief executive office at the addresses specified in Schedule 2.02(m) or, upon not less than 30 days’ prior written notice given by the Transferor to the Issuer, at such

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other locations in jurisdictions in the United States of America where all action required by Section 2.01(d) has been taken and completed.

(e)    Separate Corporate Existence of the Transferor. The Transferor hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Transferor’s identity as a legal entity separate from CMSC and the other CMS Persons. From and after the date hereof until one year and one day after the Final Payout Date:

(i)    The Transferor will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(ii)    The Transferor will maintain corporate records and books of account separate from those of CMSC and each other CMS Person and telephone numbers and stationery that are separate and distinct from those of CMSC and each other CMS Person;

(iii)    The Transferor’s assets will be maintained in a manner that facilitates their identification and segregation from those of CMSC and any other CMS Person;

(iv)    The Transferor will strictly observe corporate formalities in its dealings with the public and with CMSC and each other CMS Person, and funds or other assets of the Transferor will not be commingled with those of CMSC or any other CMS Person. The Transferor will at all times, in its dealings with the public and with CMSC and each other CMS Person, hold itself out and conduct itself as a legal entity separate and distinct from CMSC and each other CMS Person. The Transferor will not maintain joint bank accounts or other depository accounts to which CMSC or any other CMS Person (other than the Servicer) has independent access;

(v)    The duly elected board of directors of the Transferor and duly appointed officers of the Transferor will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Transferor;

(vi)    Not less than one member of the Transferor ’s board of directors will be an Independent Director. The Transferor will observe those provisions in its certificate of incorporation that provide that the Transferor’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Transferor unless the Independent Director and all other members of the Transferor’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(vii)    The Transferor will compensate each of its employees, consultants and agents from its own funds for services provided to the Transferor; and

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(viii)    The Transferor will not hold itself out to be responsible for the debts of CMSC or any other CMS Person.

(ix)    The Transferor will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Transferor set forth in the opinion of Orrick, Herrington & Sutcliffe LLP of even date herewith relating to substantive consolidation matters with respect to CMSC and the Transferor will be true and correct at all times.

(f)    Segregation of Collections. To the extent that any funds other than Pool Collections are deposited into any of the Lockbox Accounts, the Transferor promptly will identify any such funds or will cause such funds to be so identified to the Servicer.

(g)    Computer Software, Hardware and Services. The Transferor will provide the Issuer and its successors with such licenses, sublicenses and/or assignments of contracts as the Servicer, the Issuer or its successors require with respect to all services and computer hardware or software that relate to the servicing of the Pool Receivables or the other Transferred Assets; provided, however, that with respect to any computer software licensed from a third party, the Transferor will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of CMSC or the Transferor with such third party.

(h)    Environmental Claims. The Transferor will use commercially reasonable efforts to promptly cure and have dismissed with prejudice to the satisfaction of the Issuer any actions and any proceedings relating to compliance with Environmental Laws relating to any Home, but only to the extent that the conditions that gave rise to such proceedings were in existence as of the date on which the Issuer acquired the related Pool Receivable.

(i)    Turnover of Collections. If the Transferor or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Pool Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Servicer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account.

(j)    Maintenance of Property. The Transferor will not sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the property of the Transferor, other than any such sale, lease or transfer in the ordinary course of business and the transfer of the Transferred Assets as contemplated by the Transaction Documents.

(k)    Performance of Obligations. The Transferor will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Transaction Documents to which it is a party.

(l)    Filing of Tax Returns and Payment of Taxes and Other Liabilities. The Transferor will file (or will cause to be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and

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 governmental charges shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that not have given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect with respect to the Transferor.

Section 2.06    Negative Covenants of the Transferor. From the Closing Date until the termination of this Agreement in accordance with Section 10.01, the Transferor agrees that it will not:

(a)  Changes in Accounting Treatment and Reporting Practices. Change or permit any change in accounting principles or financial reporting practices applied to the Transferor, except in accordance with GAAP, if such change would have a Material Adverse Effect with respect to the Transferor.

(b)  Indebtedness. Create, incur or permit to exist any Indebtedness or other liabilities or give any guarantee or indemnity in respect of any Indebtedness, except for (i) liabilities created or incurred by the Transferor pursuant to the Transaction Documents to which it is a party or contemplated by such Transaction Documents and (ii) other reasonable and customary operating expenses;

(c)  Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) of anyone claiming by or through it on or with respect to, any Transferred Asset or any interest therein, any Lockbox or Lockbox Account, other than sales of Transferred Assets pursuant to this Agreement;

(d)  No Mergers, Etc. Consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties and assets to any Person;

(e)  Limitations on Agreements. Permit the validity or effectiveness of any Transaction Document to which it is a party or the rights and obligations created thereby or pursuant thereto to be amended, terminated, postponed or discharged, or permit any amendment to any Transaction Document to which it is a party without the consent of the Issuer and the Indenture Trustee, or permit any Person whose obligations form part of the Transferred Assets to be released from such obligations, except in accordance with the terms of such Transaction Document;

(f)  Change in Name. Change its corporate name or the name under or by which it does business or the jurisdiction in which it is incorporated unless the Transferor has given the Issuer and its successors at least 30 days’ prior written notice thereof and unless, prior to any such change, the Transferor has taken and completed all action required by Section 2.01(d);

(g)  Charter Amendments. Amend any provision of its certificate of incorporation or by-laws unless (i) the Issuer shall have received not less than five Business Days’ prior written notice thereof and (ii) the certificate of incorporation of the Transferor, as in

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effect on the date hereof, provides that such amendment can be made without the vote of the Transferor’s Independent Directors;

(h)  Capital Expenditures. Make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty);

(i)  No Other Business or Agreements. Engage in any business other than financing, purchasing, owning and selling and managing the Transferred Assets in the manner contemplated by this Agreement and the other Transaction Documents and all activities incidental thereto, or enter into or be a party to any agreement or instrument other than any Transaction Document or documents and agreements incidental thereto;

(j)  Guarantees, Loans, Advances and other Liabilities. Except as contemplated by this Agreement or the other Transaction Documents, incur any Indebtedness or make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person;

(k)  Payment Instructions to Obligors. Give any payment instructions to Obligors except through the Servicer as contemplated by Section 3.05(f); or

(l)  Extension or Amendment of Transferred Assets. Extend, amend or otherwise modify the terms of any Receivable included in the Transferred Assets, or amend, modify or waive any material term or condition related thereto, except in accordance with Section 3.10.

(m)  Dividend Restrictions. Declare or pay any distributions on any of its common stock or make any purchase redemption or other acquisition of, any common stock if, after giving effect thereto, (i) the aggregate principal amount outstanding under the ARSC Subordinated Note would exceed five times the net worth of the Transferor or (ii) the net worth of the Transferor would be less than $40,000,000.

[END OF ARTICLE II]

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ARTICLE III
ADMINISTRATION AND SERVICING
OF RECEIVABLES

Section 3.01    Acceptance of Appointment and Other Matters Relating to the Servicer.

(a)    The servicing, administration and collection of the Pool Receivables and the other Transferred Assets shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 3.01. Until the Indenture Trustee gives a Termination Notice to CMSC pursuant to Section 9.01, CMSC is hereby designated, and CMSC hereby agrees to act, as the Servicer under this Agreement and the other Transaction Documents with respect to the Pool Receivables and the other Transferred Assets, and each of CMSC, CMF, the Transferor, and the Issuer consents to CMSC acting as the Servicer.

(b)    In the ordinary course of business, the Servicer, with prior written notice to the Indenture Trustee, may at any time delegate part or all of its duties hereunder with respect to the Receivables and the other Transferred Assets to any Affiliates of PHH that agree to conduct such duties in accordance with the Credit and Collection Policy and this Agreement. Each such Subsidiary to whom any such duties are delegated in accordance with this Section 3.01(b) is referred to herein as a “Sub-Servicer.” Notwithstanding any such delegation by the Servicer, the Servicer shall remain liable for the performance of all duties and obligations of the Servicer pursuant to the terms of this Agreement and the other Transaction Documents, and such delegation shall not relieve the Servicer of its liability and responsibility with respect to such duties. The fees and expenses of any such Sub-Servicers shall be as agreed between the Servicer and such Sub-Servicers from time to time, and none of the Issuer, the Indenture Trustee or the holders of any Notes issued by the Issuer under the Indenture shall have any responsibility therefor. Upon any termination of a Servicer pursuant to Section 9.01, all Sub-Servicers designated pursuant to this Section 3.01(b) by such Servicer also shall be automatically terminated.

(c)    The designation of the Servicer (and each Sub-Servicer) under this Agreement (and, in the case of any Sub-Servicer, under the agreement or other document pursuant to which the Servicer makes a delegation of servicing duties to such Sub-Servicer) shall automatically cease and terminate on the Final Payout Date.

Section 3.02    Duties of the Servicer and the Issuer.

(a)    Each of CMSC, CMF, the Transferor, the Issuer and the Indenture Trustee hereby appoints the Servicer from time to time designated pursuant to Section 3.01(a) as Servicer hereunder to take all actions authorized below or elsewhere in this Agreement and to enforce its respective rights and interests in and under the Pool Receivables and the other Transferred Assets.

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(b)    As Servicer hereunder, the Servicer shall service and administer the Pool Receivables and the other Transferred Assets, shall collect and deposit into the Collection Account payments due under the Pool Receivables and shall charge-off as uncollectible Pool Receivables, all in accordance with its customary and usual servicing procedures and the Credit and Collection Policy. As Servicer hereunder, the Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things it may deem necessary or appropriate in connection with such servicing and administration. CMSC, CMF, the Issuer, the Transferor and the Indenture Trustee shall furnish the Servicer with any documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. The Servicer shall exercise the same care and apply the same policies with respect to the collection, administration and servicing of the Pool Receivables and other Transferred Assets that it would exercise and apply if it owned such Pool Receivables and other Transferred Assets, all in substantial compliance with applicable law and in accordance with the Credit and Collection Policy. The Servicer shall take or cause to be taken all such actions as it deems necessary or appropriate to collect each Pool Receivable and other Transferred Asset (and shall cause each Sub-Servicer, if any, to take or cause to be taken all such actions as the Servicer deems necessary or appropriate to collect each Pool Receivable and other Transferred Asset for which such Sub-Servicer is responsible in its capacity as Sub-Servicer) from time to time, all in accordance with applicable law and in accordance with the Credit and Collection Policy.

(c)    Without limiting the generality of the foregoing and subject to Section 3.02(e) and Section 9.01, each of CMSC, CMF, the Transferor, the Issuer and the Indenture Trustee hereby authorizes and empowers the Servicer or its designee as follows, except to the extent any such power and authority is revoked or limited by the Indenture Trustee on account of the occurrence of an Unmatured Servicer Default or a Servicer Default or otherwise pursuant to Section 9.01:

(i)    to give instructions to the Indenture Trustee for withdrawals and payments from the Collection Account and to take any other action necessary or appropriate to service the Pledged Assets as set forth in the Indenture,

(ii)    to enter into Home Sale Contracts and all related documents, instruments and agreements on behalf of CMSC (with respect to CMSC Homes) and on behalf of CMF (with respect to CMF Homes) and to take all necessary actions, including with respect to the maintenance and marketing of the related Homes, to carry out the terms of such Home Sale Contracts and related agreements; provided, however, that the Servicer shall not be a party to any Home Sale Contract or any other document, instrument, or agreement relating to the sale by CMF of a Home, unless it is expressly disclosed on the face of such document, instrument, or agreement that the Servicer is acting as Servicer for CMF,

(iii)    to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Pool Receivables and the other Transferred Assets on the Issuer’s behalf,

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(iv)    after the delinquency of any Pool Receivable or any default in connection with any other Transferred Asset and to the extent permitted under and in compliance with the Credit and Collection Policy and with all applicable laws, rules, regulations, judgments, orders and decrees of courts and other Governmental Authorities and all other tribunals, to commence or settle collection proceedings with respect to such Pool Receivable or other Transferred Asset and otherwise to enforce the rights and interests of the Issuer in, to and under such Pool Receivable or other Transferred Asset (as applicable), unless the Indenture Trustee otherwise revokes such authority in writing,

(v)    to make all filings and take all other actions necessary for the Issuer to maintain a perfected security and/or ownership interest in the Pool Receivables (subject to Permitted Exceptions) have been taken or made,

(vi)    to determine on each Business Day whether any funds in the Lockbox Accounts represent collections on CMSC Noncomplying Assets or CMF Noncomplying Assets and to promptly return such funds to CMSC or CMF, as applicable, and

(vii)    to determine on each day whether each CMF Receivable being conveyed to ARSC on such day is an Eligible Receivable and to identify on such day all CMF Receivables sold to ARSC on such date that are not Eligible Receivables.

provided, however, that:

(A)    following the appointment of a Servicer other than CMSC, or when a Servicer Default has occurred and is continuing, the Indenture Trustee on behalf of the Issuer shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action to enforce collection of, or otherwise exercise rights with respect to, any Pool Receivable transferred to the Issuer or to foreclose upon or repossess or otherwise exercise rights with respect to, any other Transferred Assets transferred to the Issuer, and

(B)    the Servicer shall not, under any circumstances, be entitled to make the Issuer or any assignee thereof a party to any litigation without the prior written consent of the Issuer or such assignee, as applicable.

(d)    The Servicer shall pay out of its own funds, without reimbursement, all expenses incurred in connection with its servicing activities hereunder, including expenses related to enforcement of the Pool Receivables, fees and disbursements of its outside counsel and independent accountants and all other fees and expenses, including the costs of filing UCC continuation statements.

(e)    In addition to its other obligations provided for hereunder, the Servicer shall hold and maintain all Records in trust, for the benefit of the Issuer, the Indenture Trustee and the holders of the Notes, which Records shall be held separate and apart from the other property of the Servicer and maintained in files marked to show that such Records have been pledged to the Indenture Trustee pursuant to the Indenture; provided, however, that the Servicer shall be entitled (i) to release any Equity Loan Notes that have been, or concurrent with such

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release will be, repaid, satisfied or otherwise cancelled and (ii) to release any Home Purchase Contracts and Home Deeds for Homes with respect to which a Home Sale Contract has been executed in order to facilitate the prompt closing thereof, including without limitation by delivery of such documents to escrow agents (with a notice to such escrow agents of the interest of the Issuer and the Indenture Trustee therein).

Section 3.03    Servicing Compensation. The Issuer hereby agrees to pay to the Servicer, as full compensation for its servicing activities hereunder and under the other Transaction Documents and as reimbursement for any expense incurred by it in connection therewith, a servicing fee (the “Servicing Fee”) with respect to each Monthly Period, payable in arrears on the related Distribution Date, in an amount equal to the product of 0.75% multiplied by the weighted average over such Monthly Period of the daily sums of the Aggregate Employer Balances for each Employer under the Pool Relocation Management Agreements, subject to adjustment at the direction of the Indenture Trustee (upon satisfaction of the Rating Agency Condition) to provide additional servicing compensation to any Successor Servicer if necessary to reflect then-current market rates for servicing of comparable receivables at any time that CMSC is replaced as Servicer hereunder. The share of the Servicing Fee allocable to the holders of the Notes issued from time to time by the Issuer under the Indenture with respect to any Monthly Period shall be set forth in the Indenture. The Servicing Fee shall be payable solely out of Pool Collections available for such purpose pursuant to, and subject to the priority of payments set forth in, the Indenture. Notwithstanding the preceding sentence, the portion of the Servicing Fee with respect to any Monthly Period not payable out of the Pool Collections allocated to the holders of the Notes shall be payable out of the Pool Collections allocable to the Issuer on the related Distribution Date as set forth in the Indenture or by the Issuer, and in no event shall the holders of the Notes be liable for the share of the Servicing Fee with respect to any Payment Period to be payable out of the Pool Collections allocable to the Issuer or by the Issuer. The Servicer shall pay the fees and expenses of, and agrees to indemnify the Indenture Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar out of the Servicing Fee in accordance with the terms of the Indenture.

Section 3.04    Representations and Warranties of the Servicer. CMSC, as initial Servicer, hereby makes, and any Successor Servicer by its appointment hereunder shall make with respect to itself, on the Closing Date (and on the date of any such appointment), on the date of each issuance of Notes by the Issuer and on the date of any increases in Outstanding Amount of any Series of Notes, the following representations, warranties and covenants, on which the Issuer, the Transferor, CMSC and CMF shall be deemed to have relied:

(a)    Organization and Good Standing. The Servicer is a corporation duly organized and validly existing in good standing under the laws of the State of its incorporation and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or

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approvals could reasonably be expected to give rise to a Material Adverse Effect with respect to the Servicer.

(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to which the Servicer is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Servicer is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of incorporation or the by-laws of the Servicer or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Servicer is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien on any of the Transferred Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument, other than this Agreement and the other Transaction Documents to which the Servicer is a party or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Servicer or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Servicer threatened, against the Servicer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Servicer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (B) seeks any determination or ruling that, in the reasonable judgment of the Servicer, would materially and adversely affect the

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performance by the Servicer of its obligations under this Agreement or any other Transaction Document to which the Servicer is a party or the validity or enforceability of this Agreement or any other Transaction Document to which the Servicer is a party or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect with respect to the Servicer, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Servicer in connection with the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement have been obtained or made and are in full force and effect; provided, however, that prior to recordation pursuant to Section 2.01(d)(i) or upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance of the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required under Section 2.01(d)(i).

(h)    Taxes. The Servicer has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect with respect to the Servicer.

(i)    Accuracy of Information. All written information furnished by the Servicer to CMSC, CMF or the Issuer pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the Servicer is true and correct in all material respects on such date.

(j)    Offices. The principal place of business and chief executive office of the Servicer is located at the address specified in Schedule 2.02(m).

(k)    Compliance with Applicable Laws. The Servicer is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (federal, state, local or foreign, including without limitation Environmental Laws), a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect with respect to the Servicer.

(l)    Lockbox Banks. The names and addresses of all Lockbox Banks, together with the account numbers of the Lockbox Accounts at such Lockbox Banks into which the Pool Collections are paid, are accurately set forth in Schedule 3.04(l). Each Lockbox and each

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Lockbox Account is subject to a Lockbox Agreement duly executed and delivered by the parties thereto.

Section 3.05    Affirmative Covenants of Servicer. As long as it is the Servicer hereunder, the Servicer hereby agrees that it will perform the covenants and agreements set forth in this Section 3.05.

(a)    Compliance with Laws, Etc. The Servicer will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including without limitation those relating to the Pool Receivables, Home Purchase Contracts and Related Assets and all Environmental Laws), in each case to the extent that the failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(b)    Preservation of Corporate Existence. The Servicer (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, other than any change in corporate status by reason of a merger or consolidation permitted by Section 7.02 and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(c)    Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the Transferred Assets in the event of the destruction of the originals thereof), and will keep and maintain all documents, books, records and other information that are necessary or advisable, in the reasonable determination of CMSC, CMF, the Transferor, the Issuer or the Indenture Trustee, for the collection of all amounts due under any or all Transferred Assets. Upon the reasonable request of the Issuer or the Indenture Trustee made at any time after the occurrence and continuance of a Servicer Default, the Servicer will deliver copies of all Records in its possession or under its control to the Issuer or its designee. The Servicer will maintain at all times accurate and complete books, records and accounts relating to the Transferred Assets and all Pool Collections thereon in which timely entries will be made.

(d)    Location of Records and Offices. The Servicer will keep its principal place of business and chief executive office at the address specified in Schedule 2.02(m) or, upon not less than 30 days’ prior written notice given by the Servicer to the Transferor, the Issuer and the Indenture Trustee, at other locations in jurisdictions in the United States.

(e)    Separate Corporate Existence of the Transferor. The Servicer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Transferor’s identity as a legal entity separate from the Servicer. As long as it is the Servicer hereunder, the Servicer will take such actions as shall be required in order that:

(i)    The Transferor’s operating expenses will not be paid by the Servicer, except that certain organizational expenses of the Transferor and the Issuer and

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expenses relating to creation and initial implementation of the Transaction Documents have been or will be paid by CMSC;

(ii)    Any financial statements of the Servicer that are consolidated to include the Transferor will contain appropriate footnotes clearly stating that (A) all of the Transferor’s assets are owned by the Transferor and (B) the Transferor is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Transferor’s assets prior to any value in the Transferor becoming available to the Transferor’s equity holders;

(iii)    Any transaction between the Transferor and the Servicer will be fair and equitable to the Transferor, will be the type of transaction that would be entered into by a prudent Person in the position of the Transferor with the Servicer, and will be on terms that are at least as favorable as may be obtained from a Person that is not a CMS Person; and

(iv)    The Servicer will not be, or will not hold itself out to be, responsible for the debts of the Transferor.

(f)    Payment Instruction to Obligors. The Servicer will (i) instruct all Obligors to submit all payments on the Transferred Assets either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts and (ii) instruct all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockbox Accounts within two Business Days after such receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds will be deposited into one of the Lockbox Accounts within one Business Day after the expiration of such period. The Servicer will direct all Obligors with respect to any receivables and related assets that are not included in the Transferred Assets to deposit all collections in respect of such receivables and related assets to an account that is not a Lockbox or Lockbox Account and will take such other steps as the Issuer reasonably may request to ensure that all collections on such receivables and related assets will be segregated from Pool Collections on Transferred Assets.

(g)    Segregation of Collections. The Servicer will use reasonable efforts to minimize the deposit of any funds other than Pool Collections into any of the Lockbox Accounts and, to the extent that any such funds nevertheless are deposited into any of such Lockbox Accounts, will promptly identify any such funds.

(h)    Computer Software, Hardware and Services. The Servicer will provide the Issuer with such licenses, sublicenses and/or assignments of contracts as the Issuer requires with regard to all services and computer hardware or software that relate to the servicing of the Pool Receivables or the other Transferred Assets; provided, however, that with respect to any computer software licensed from a third party, the Servicer will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of the Servicer with such third party.

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(i)    Turnover of Collections. If the Servicer or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Pool Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Issuer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account or the Collection Account.

(j)    Performance of Obligations. The Servicer will, at its expense, market the CMSC Homes and CMF Homes and pay the related expenses of such marketing and of the sale of CMSC Homes and CMF Homes to Ultimate Buyers in accordance with the practices of CMSC in effect on the Closing Date (as such practices have been modified either (x) in the ordinary course of CMSC’s business or (y) with the prior written consent of the Issuer).

(k)    Billing of Receivables. The Servicer will bill all Receivables (i) in the case of Receivables with respect to a Home purchased under a Home Purchase Contract, within 60 days (on average) of the sale of the related Home to an Ultimate Buyer and (ii) in the case of all other Receivables, within 60 days (on average) after the Receivable arises.

(l)    Filing of Tax Returns and Payment of Taxes and Other Liabilities. The Servicer will file (or will cause to be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP shall have been set aside on its books and that shall not have given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, shall not have a Material Adverse Effect with respect to the Servicer.

Section 3.06    Negative Covenants of Servicer. As long as it is the Servicer hereunder, the Servicer hereby covenants that the Servicer shall not:

(a)    Changes in Accounting Treatment and Reporting Practices. Change or permit any change in any accounting principles or financial reporting practices applied to the Servicer, except in accordance with GAAP, if such change would have a Material Adverse Effect with respect to the Servicer;

(b)    Change in Credit and Collection Policy. (i) Make any material change in the Credit and Collection Policy or (ii) make any material change in the character of its business or engage in any business unrelated to such business as currently conducted that, in either case, individually or in the aggregate with all other such changes, would be reasonably likely to have a material adverse effect on the performance of the ARSC Purchased Assets;

(c)    Change in Name. Change its corporate name or the name under or by which it does business unless the Servicer has given CMSC, CMF, the Transferor, the Issuer and the Issuer’s successors and assigns at least 30 days’ prior written notice thereof;

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(d)    Change in Payment Instruction to Obligors. Make any change in the instructions to Obligors or other Persons regarding payments to be made to it or payments to be made to any Lockbox Account, which payments relate to the Transferred Assets, unless the Servicer has given the Issuer and its successors and assigns prior written notice thereof, and then only in compliance with Section 3.05(f) or add or terminate any bank as a Lockbox Bank from those listed in Schedule 3.04(l) unless (i) the Indenture Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the parties thereto and (ii) in the case of any termination, the Issuer or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated Lockbox Account have been instructed in writing to make payments into another Lockbox Account then in use;

(e)    Home Deeds. Record any Home Deeds except as permitted by Section 2.01(d)(i);

(f)    Establishment of Lockbox Accounts. Enter into a Lockbox Agreement (other than as set forth in Exhibit B) without the prior written consent of the Issuer and the Indenture Trustee; or

(g)    Instructions to Indenture Trustee. Instruct the Indenture Trustee to release any Collections to the Issuer pursuant to Section 8.07 of the Indenture on any day on which an Asset Deficiency exists.

Section 3.07    Records of the Servicer and Reports to be Prepared by the Servicer.

(a)    The Servicer shall maintain at all times accurate and complete books, records and accounts relating to the Pool Receivables, the other Transferred Assets and the Pool Relocation Management Agreements and all Pool Collections thereon, in which timely entries shall be made. The Servicer shall maintain and implement administrative and operating procedures (including without limitation an ability to recreate Records evidencing Pool Receivables and the other Transferred Assets in the event of the destruction of the originals thereof), and shall keep and maintain all documents, books, records and other information that the Servicer deems reasonably necessary for the identification of Eligible Receivables and for the collection of all Pool Receivables and other Transferred Assets. Upon the reasonable request of the Indenture Trustee or the Issuer after the occurrence and continuance of an Unmatured Servicer Default or a Servicer Default or other termination under Section 9.01, the Servicer will deliver copies of all books and records maintained pursuant to this Section 3.07(a) to the Indenture Trustee.

(b)    During regular business hours upon reasonable prior notice, the Servicer shall permit CMSC, CMF, the Issuer, the Transferor, the Indenture Trustee (or such other Person whom the Indenture Trustee or the Issuer may designate from time to time), or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Servicer and to the extent reasonably necessary to protect the interests of the holders of the Notes, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of the Servicer,

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including without limitation the related Contracts, invoices and other documents related thereto, and (ii) to visit the offices and properties of the Servicer for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to the Pool Receivables or the other Transferred Assets or the performance by the Servicer of its obligations under any Transaction Document to which it is a party with any Authorized Officer of the Servicer having knowledge of such matters and with its certified public accountants or other auditors. The Indenture Trustee may conduct, or cause its agents or representatives to conduct, reviews of the types described in this Section 3.07(b) whenever the Indenture Trustee reasonably deems any such review appropriate, and the Indenture Trustee shall conduct, or cause its agents or representatives to conduct, such a review if requested by the Issuer.

(c)    No later than four Business Days prior to the Distribution Date with respect to any Outstanding Series, the Servicer shall prepare and deliver to CMSC, CMF, the Transferor, the Issuer, the Indenture Trustee, each Rating Agency and each Series Enhancer a report with respect to the Monthly Period then most recently ended and such Outstanding Series of Notes, substantially in the form provided in the related Supplement or in such other form as is reasonably acceptable to the Issuer (each such report, a “Receivables Activity Report”). Such Receivables Activity Report shall include (i) a certification that, to the best of the Servicer’s knowledge, no Unmatured Servicer Default or Servicer Default has occurred and is continuing and (ii) a listing of all new Pool Relocation Management Agreements as identified pursuant to Section 2.1(a) of the Purchase Agreement.

Section 3.08    Annual Certificate of Servicer. The Servicer shall deliver to CMSC, CMF, the Issuer, the Indenture Trustee, each Rating Agency and any Series Enhancer on or before April 30 of each calendar year, beginning with April 30, 2001, an Officer’s Certificate substantially in the form of Exhibit A.

Section 3.09    Annual Servicing Report of Independent Public Accountants; Copies of Reports Available. On or before April 30 of each calendar year, beginning with April 30, 2001, the Servicer shall cause a firm of nationally recognized independent public accountants (who also may render other services to the Servicer, the Issuer, CMSC, CMF or the Transferor) to furnish a report (addressed to the Issuer and any Series Enhancer) to CMSC, CMF, the Issuer, the Transferor, the Indenture Trustee and any Series Enhancer to the effect that they have applied certain procedures agreed upon with the Servicer and substantially in the form previously provided to the Rating Agencies and examined certain documents and records relating to the servicing of the Receivables and other Transferred Assets under this Agreement and that, on the basis of such agreed-upon procedures, nothing has come to the attention of such accountants that caused them to believe that the servicing (including the allocation of Pool Collections) has not been conducted in compliance with the terms and conditions as set forth in Articles III and IV of this Agreement, other than such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. Such report shall set forth the agreed-upon procedures performed.

Section 3.10    Adjustments; Modifications.

(a)    If on any day the Unpaid Balance of any Pool Receivable is reduced by the Servicer as a result of any incorrect billings, allowances, chargebacks, credits or any other

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reductions or cancellations, in each case that result from the acts or omissions of the Servicer, that are unrelated to the ability of the related Obligor to pay such Pool Receivable (each such reduction, a “Servicer Dilution Adjustment”), then the Servicer shall deposit the amount of such Servicer Dilution Adjustment in cash in the Collection Account and shall report such amount on the next Receivables Activity Report.

(b)  So long as no Unmatured Servicer Default or Servicer Default shall have occurred and be continuing, the Servicer may adjust, and may permit each Sub-Servicer appointed by it pursuant to Section 3.01(b) to adjust, the outstanding unpaid balance of any Pool Receivable in accordance with the Credit and Collection Policy and the terms of this Agreement, provided that (i) such adjustment would not cause or result in an Eligible Receivable becoming ineligible and (ii) either the Servicer makes the related Servicer Dilution Adjustment payment pursuant to this Section 3.10 or CMSC or CMF makes the related Originator Adjustment payment pursuant to Section 4.3(b) of the Purchase Agreement or Section 4.3(b) of the Receivables Purchase Agreement, as applicable. The Servicer shall, or shall cause the applicable Sub-Servicer to, write off Pool Receivables from time to time in accordance with the terms of this Agreement and the terms of the Credit and Collection Policy, and such a write-off shall not give rise to any obligation to make a Servicer Dilution Adjustment. Notwithstanding the foregoing, the maturity date of an Equity Loan may be extended beyond the original due date in accordance with the Credit and Collection Policy, and such Equity Loan shall, notwithstanding clause (j) of the definition of Eligible Receivable, be an Eligible Receivable so long as (i) such extension was made for reasons unrelated to the creditworthiness of the Obligor, (ii) the extension period ends not later than (A) the time of sale or (B) the expiration of the offering period for the Homeowner’s acceptance of an offer for sale or (C) the date that is 12 months prior to the Final Stated Maturity Date, whichever first occurs, and (iii) all other requirements for such Receivable to be an Eligible Receivable are satisfied.

(c)    If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Pool Receivable and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes an error with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or error. Any Pool Receivable in respect of which a dishonored check is received shall be deemed not to have been paid. Notwithstanding the first two sentences of this paragraph, adjustments made pursuant to this Section 3.10(c) shall not require any change in any report previously delivered pursuant to Section 3.07(c).

(d)    The Servicer shall not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition related thereto, except as provided in this Section 3.10.

Section 3.11.    Escrow Agents. The Servicer shall cause all Home Purchase Contracts and Home Deeds to be delivered to an escrow agent in the applicable jurisdiction, with a notice to such agent of the interests of the Issuer and Indenture Trustee therein.

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Section 3.12.    Servicer Advances.

(a)    In accordance with the Credit and Collection Policy, the Servicer shall make Servicer Advances in connection with the maintenance and marketing of Homes the Receivables relating to which are included in the Transferred Assets, but only to the extent that the Servicer has determined in its reasonable judgment that such advances will be recoverable out of Collections on the Receivable arising as a result of such Servicer Advance.

(b)    All Servicer Advances, the Receivables arising from which have not been sold to CMF under the Purchase Agreement, shall be reimbursable in the first instance from Pool Collections relating to the Homes with respect to which such Servicer Advances were made (provided that Home Sale Proceeds will only be applied to reimburse Servicer Advances consistent with CMSC’s practices as of the Closing Date) and, further, to the extent such Servicer Advance has been determined to be a Nonrecoverable Advance, as provided in Section 4.03 of this Agreement and Section 8.04(c)(i) of the Indenture. In consideration of the Issuer’s obligation to reimburse the Servicer from Collections for Servicer Advances, the Receivables arising under the Pool Relocation Management Agreements in respect of such Servicer Advances which have not been sold to CMF under the Purchase Agreement shall be automatically conveyed by the Servicer to the Issuer and included in the Pool Receivables and the Transferred Assets.

Section 3.13.    Calculations. Without limiting the generality of the foregoing provisions of this Article III, the Servicer shall perform all calculations necessary in order to determine payments to be made to holders of Notes and deposits to be made to reserves and other Series Accounts in accordance with the Indenture and any Supplement. For the purposes of such calculations, on each Business Day the Servicer shall calculate the Aggregate Employer Balance for each Employer by determining the aggregate Unpaid Balance of the Pool Receivables due from such Employer and then reducing such amount (without duplication) by the amounts described in the definition of Aggregate Employer Balance, including the total amount of Advance Payments received from such Employer, regardless of whether such Advance Payment is related to a Pool Receivable.

Section 3.14.    Application of Collections. (a) In accordance with the Credit and Collection Policy, the Servicer shall apply all monies received by or on behalf of any Employer in accordance with the directions of such Employer. The Servicer shall contact the Employer if necessary to obtain such directions, or if such directions cannot be obtained, the Servicer shall apply Pool Collections of such Employer in the order that such Pool Receivables were originated, with the oldest Pool Receivable being paid first. The Servicer shall allocate any collections received under a single Billed Receivable that contains both Receivables included in the Transferred Assets and other amounts owed to CMSC first, to amounts owed in respect of Transferred Assets and then to other receivables.

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(b)    If at any time the Servicer shall determine that any amount on deposit in the Collection Account does not constitute Pool Collections or the proceeds thereof, the Servicer shall instruct the Indenture Trustee to withdraw such amounts from the Collection Account and to pay such amounts to the Person that the Servicer determines is the Person entitled thereto, as provided in Section 8.04 of the Indenture.

[END OF ARTICLE III]

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ARTICLE IV
ACCOUNTS AND POOL COLLECTIONS

Section 4.01    Establishment of Collection Account. The Servicer, for the benefit of the Indenture Trustee and the holders of the Notes, shall establish and maintain an Eligible Account (including any subaccount thereof) in the name of the Indenture Trustee, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Indenture Trustee and the holders of the Notes (the “Collection Account”).

The Collection Account shall be under the sole dominion and control of the Indenture Trustee for the benefit of the holders of the Notes. Except as expressly provided in this Agreement or the Indenture, the Servicer agrees that it shall have no right of setoff or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collection Account for any amount owed to it by the Issuer, CMSC, CMF, the Indenture Trustee or any holder of the Notes. If the Collection Account at any time ceases to be an Eligible Account then, within 10 Business Days of the Issuer’s or Servicer’s knowledge thereof, the Issuer or the Servicer shall establish a new Collection Account meeting the conditions specified above, transfer any monies, documents, instruments, investment property, certificates of deposit and other property to such new Collection Account and from the date such new Collection Account is established, it shall be the Collection Account. Pursuant to the authority granted to the Servicer in Section 3.02, the Servicer shall have the power, revocable by the Indenture Trustee, to instruct the Indenture Trustee to make withdrawals and payments from the Collection Account for the purposes of carrying out the Servicer’s duties hereunder.

At the written direction of the Servicer, funds on deposit in the Collection Account shall be invested in Eligible Investments selected by the Servicer. All such Eligible Investments shall be held by the Indenture Trustee for the benefit of the holders of the Notes. Investments of funds representing Pool Collections collected during any Monthly Period shall be invested in Eligible Investments that will mature so that such funds will be available no later than the close of business on the day preceding the monthly Distribution Date following such Monthly Period, in amounts sufficient to the extent of such funds to make the required distributions on such Distribution Date. On each Distribution Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be paid to the Servicer as additional servicing compensation. The Servicer shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 4.01 or for the selection of Eligible Investments in accordance with the provisions of this Agreement.

Section 4.02    Pool Collections and Allocations. The Servicer shall instruct the Indenture Trustee to apply all funds on deposit in the Collection Account as described in the Indenture and each Supplement. Except as otherwise provided below, the Servicer shall transfer all Pool Collections and other Transferred Assets consisting of cash or cash equivalents from the Lockbox Accounts into the Collection Account as promptly as possible after the date of receipt of such Pool Collections, but in no event later than the second Business Day following the date of receipt.

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Section 4.03    Withdrawals from the Collection Account. On each day the Servicer shall determine the amounts payable to it as reimbursement of any Nonrecoverable Advances pursuant to Section 3.12(b) and the Servicer shall instruct the Indenture Trustee to pay such amounts over to the Servicer pursuant to Section 8.07 of the Indenture. The determination by the Servicer that it has made a Nonrecoverable Advance shall be evidenced by an Officer’s Certificate of the Servicer delivered to the Indenture Trustee and the Issuer. The Indenture Trustee shall be entitled to conclusively rely on the Servicer’s determination that a Servicer Advance is a Nonrecoverable Advance.

[END OF ARTICLE IV]

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ARTICLE V
SECURITY INTEREST

Section 5.01    Security Interest. Without prejudice to the provisions of Section 2.01 providing for the absolute transfer of the Transferor’s interest in the Pool Receivables and other Transferred Assets to the Issuer, the Transferor hereby assigns and grants to the Issuer a first priority security interest in the Transferor's right, title and interest, if any, in, to and under all of the following, whether now or hereafter existing: all Pool Receivables, all other Transferred Assets and all proceeds thereof.

Section 5.02    Enforcement of Rights. The Transferor acknowledges that the Transferred Assets include all rights acquired by the Transferor under the Receivables Purchase Agreement. Accordingly, the Transferor agrees that the Issuer and its assigns (including without limitation the Indenture Trustee) shall have the sole right to enforce the Transferor’s rights and remedies under the Receivables Purchase Agreement (including the rights and remedies of CMF under the Purchase Agreement and the PHH Guarantee).

[END OF ARTICLE V]

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ARTICLE VI
OTHER MATTERS RELATING TO THE TRANSFEROR

Section 6.01    Liability of the Transferor. The Transferor shall be liable for all obligations, covenants, representations and warranties of the Transferor arising under or related to this Agreement. Except as provided in the preceding sentence, the Transferor shall be liable only to the extent of the obligations specifically undertaken by it in its capacity as a Transferor.

Section 6.02    Indemnification by the Transferor. Without limiting the foregoing and any other rights that any ARSC Indemnified Party may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Issuer, each holder of the Notes, the Indenture Trustee and each of the successors, permitted transferees and assigns of the foregoing, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons, an “ARSC Indemnified Party”), from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the applicable ARSC Indemnified Party is a party to any action or proceeding that gives rise to any ARSC Indemnified Losses), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature and related costs and expenses (including reasonable attorneys' fees and disbursements) awarded against or incurred by any of them arising out of or as a result of any of the following (all of the foregoing, collectively, “ARSC Indemnified Losses”):

(a)    (i) any representation or warranty made or deemed made by the Transferor (or any of its respective Authorized Officers) (whether or not made or delivered to the ARSC Indemnified Party) under any of the Transaction Documents contains any untrue statement of a material fact or omits to state material facts necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading;

(b)    the failure by the Transferor to comply with any law, rule or regulation applicable to it with respect to any Transferred Asset;

(c)    the failure to vest and maintain vested in the Issuer a first priority perfected ownership or security interest in the Transferred Assets, free and clear of any Lien (other than any Permitted Lien), whether existing at the time of the sale of such Transferred Asset or at any time thereafter;

(d)    any failure of the Transferor to perform its duties or obligations in accordance with the provisions of the Transaction Documents;

(e)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the transfer of any Transferred Asset to the Issuer, whether at the time of any sale or at any subsequent time;

(f)    any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of any holder of the Notes issued by the Issuer

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under the Indenture), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel in defending against the same) that arise by reason of the purchase or ownership of the Transferred Assets;

(g)    any investigation, litigation or proceeding related to any use of the proceeds of any purchase made hereunder; and

(h)    any investigation or defense of, or participation in, any legal proceeding relating to the execution, delivery, enforcement, performance or administration of the Transaction Documents or any other document related thereto (whether or not such ARSC Indemnified Party is a party thereto).

Notwithstanding anything to the contrary in this Agreement, any representations, warranties and covenants made by the Transferor in this Agreement or the other Transaction Documents that are qualified by or limited to events or circumstances that have, or are reasonably likely to have, given rise to a Material Adverse Effect (or words of like import) shall (solely for purposes of the indemnification obligations set forth in this Section 6.01) be deemed not to be so qualified or limited.

If for any reason the indemnification provided in this Section 6.02 is unavailable to an ARSC Indemnified Party or is insufficient to hold an ARSC Indemnified Party harmless, then the Transferor shall contribute to the amount paid by such ARSC Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such ARSC Indemnified Party on the one hand, and the Transferor on the other hand, but also the relative fault (if any) of such ARSC Indemnified Party and the Transferor and any other relevant equitable considerations.

Notwithstanding the foregoing, no indemnification payments shall be payable by the Transferor pursuant to this Section 6.02 until all amounts owing by the Issuer under the Indenture have been paid in full and all amounts payable by the Transferor to CMSC under the ARSC Subordinated Note have been paid in full.

Notwithstanding the foregoing, and without prejudice to the rights that the Issuer may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents, in no event shall any ARSC Indemnified Party be indemnified for any ARSC Indemnified Losses (i) resulting from negligence or willful misconduct on the part of such ARSC Indemnified Party (or the negligence or willful misconduct on the part of any of such ARSC Indemnified Party’s officers, directors, employees or agents) or (ii) to the extent the same includes ARSC Indemnified Losses in respect of Transferred Assets and reimbursement therefor that would constitute credit recourse to the Transferor, CMSC or CMF (without limiting any rights under the Purchase Agreement) for the amount of any Receivable or other Transferred Asset not paid by the related Obligor.

[END OF ARTICLE VI]

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ARTICLE VII
OTHER MATTERS RELATING TO THE SERVICER

Section 7.01    Liability of the Servicer. The Servicer shall be liable under this Article VII only to the extent of the obligations specifically undertaken by the Servicer in its capacity as Servicer.

Section 7.02    Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. The Servicer shall not consolidate with or merge into any other Person or convey, transfer or sell its properties and assets substantially as an entirety to any Person, unless:

(a)    (i)    the corporation formed by such consolidation or into which the Servicer is merged or the Person that acquires by conveyance, transfer or sale the properties and assets of the Servicer substantially as an entirety is, if the Servicer is not the surviving entity, a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if the Servicer is not the surviving entity, such corporation expressly assumes, by an agreement supplemental hereto, executed and delivered to the Issuer and the Transferor, in form satisfactory to the Issuer, the performance of every covenant and obligation of the Servicer hereunder;

(ii)    the Servicer has delivered to the Issuer and the Transferor an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or sale complies with this Section 7.02 and that all conditions precedent herein provided for relating to such transaction have been complied with;

(iii)  the Servicer has given the Issuer, the Transferor, CMF, CMSC, and the Indenture Trustee notice of such consolidation, merger or transfer of assets;

(iv)  immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 3.04 has been breached in any material respect; and

(v)  no Unmatured Servicer Default or Servicer Default has occurred and is continuing or would result from the contemplated transaction; and

(vi)  any necessary consents of each applicable Series Enhancer have been obtained.

(b)    the corporation formed by such consolidation or into which the Servicer is merged or the Person that acquires by conveyance or transfer the properties and assets of the Servicer substantially as an entirety is an Eligible Servicer.

Section 7.03    Limitation on Liability of the Servicer and Others. Except as provided in Section 7.04, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer in its capacity as Servicer shall be under any liability to the Transferor, the Issuer, the

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Indenture Trustee, the holders of the Notes or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Servicer pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that otherwise would be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Servicer) with respect to any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as Servicer in accordance with this Agreement and that in its reasonable judgment may involve it in any expense or liability. Subject to the terms of the Transaction Documents, the Servicer may, in its sole discretion, undertake any such legal action that it may deem necessary or desirable for the benefit of the holders of the Notes with respect to this Agreement and the rights and duties of the parties hereto and the interests of the holders of the Notes issued by the Issuer under the Indenture.

Section 7.04    Indemnification by the Servicer. The Servicer shall indemnify and hold harmless each of CMSC, CMF, the Transferor, the Issuer, the Indenture Trustee and its directors, officers, employees and agents from and against any and all loss, liability, claim, expense, actions, suits, demands, damage or injury suffered or sustained by reason of (i) any representation or warranty made by the Servicer under any of the Transaction Documents, any Receivables Activity Report or any other information or report delivered by the Servicer with respect to the Servicer or the Transferred Assets having been untrue or incorrect in any material respect when made or deemed to have been made; or (ii) any acts or omissions of the Servicer pursuant to this Agreement (other than such as may arise from the negligence or willful misconduct of CMSC, CMF, the Transferor, the Issuer and the Indenture Trustee, respectively, and their respective directors, officers, employees and agents), including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any action, proceeding or claim, that in each case arises from or relates to a breach by the Servicer of its representations, warranties, covenants or agreements hereunder; or (iii) any reduction in the Unpaid Balance of any Pool Receivable as a result of any cash discount or any adjustment by the Servicer, including any such adjustment that gives rise to a Servicer Dilution Adjustment (but not including any write-off of any Receivable) or (iv) any failure of the Servicer to comply with any material applicable law, rule or regulation applicable to it and which relates to the servicing or administration of the Transferred Assets. Indemnification pursuant to this Section 7.04 shall not be payable from the Transferred Assets. The Servicer’s obligations under this Section 7.04 shall survive the termination of this Agreement, the resignation or removal of the Indenture Trustee or the earlier removal or resignation of the Servicer.

Section 7.05    Resignation of the Servicer. The Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under applicable law or (b) upon the assumption, by an agreement supplemental hereto, executed and delivered to the Issuer and the Transferor, in form satisfactory to the Issuer and the Majority Investors, of the obligations and duties of the Servicer hereunder by (i) any of its Affiliates that is a direct or indirect wholly owned subsidiary of the Performance Guarantor,

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subject to reaffirmation by the Performance Guarantor of the PHH Guarantee with respect to such Successor Servicer, or (ii) with the consent of the Majority Investors, by any other entity that qualifies as an Eligible Servicer. Any determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Issuer, the Indenture Trustee and the Transferor. No resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02. If, as of the date of the determination that the Servicer may no longer act as Servicer under clause (a) above, the Issuer is unable to appoint a Successor Servicer, the Indenture Trustee shall serve as Successor Servicer. Notwithstanding the foregoing, if it is legally unable so to act, the Indenture Trustee shall petition a court of competent jurisdiction to appoint any Eligible Servicer as the Successor Servicer hereunder.

Section 7.06    Access to Certain Documentation and Information Regarding the Receivables. In addition to the access rights provided under Section 3.07(b), the Servicer shall provide to the Issuer and the Indenture Trustee access to the documentation regarding the Lockbox Accounts and the Pool Receivables if the Issuer or the Indenture Trustee is required in connection with the enforcement of the rights of holders of the Notes or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (a) upon reasonable request (but in no event less than five Business Days), (b) during normal business hours, (c) subject to the Servicer’s normal security and confidentiality procedures and (d) at reasonably accessible offices in the continental United States designated by the Servicer. Nothing in this Section 7.06 shall derogate from the obligation of CMSC, CMF, the Transferor, the Issuer, the Indenture Trustee and the Servicer to observe any applicable law prohibiting disclosure of information regarding the Transferred Employees, and the failure of the Servicer to provide access as provided in this Section 7.06 as a result of such obligation shall not constitute a breach of this Section 7.06.

[END OF ARTICLE VII]

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ARTICLE VIII
TERMINATION

Section 8.01    Transfer Termination Events. The following events shall be “Transfer Termination Events”:

(a)    The occurrence of an Event of Default or an Amortization Event with respect to all Series of Notes; or

(b)    Any representation or warranty made by the Transferor under any of the Transaction Documents shall prove to have been untrue or incorrect in any material respect when made or deemed to have been made, such failure could reasonably be expected to have a Material Adverse Effect with respect to the Transferor or the interest of the Issuer or its assigns in the Transferred Assets and such failure remains unremedied for 30 days; or

(c)    The Transferor shall fail to perform or observe, as and when required, (i) any term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party, and such failure shall remain unremedied for: in the case of a failure to maintain its separate corporate existence pursuant to Section 2.05(e), the covenant to segregate Pool Collections pursuant to Section 2.05(f), the covenant to provide records pursuant to Section 7.1(k), the covenant to file financing or continuation statements pursuant to Section 2.01(d) or the negative covenants of the Transferor set forth in Section 2.06, ten days, or (ii) any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party, which failure could reasonably be expected to have a Material Adverse Effect with respect to the Transferor or the interest of the Issuer or its assigns in the Transferred Assets, 30 days; or

(d)    An Event of Bankruptcy shall have occurred with respect to the Transferor; or

(e)    The Transferor’s representation and warranty in Section 2.02(k) shall not be true at any time with respect to a substantial portion of the Transferred Assets; or

(f)    Either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with respect to any of the Transferred Assets and such Lien shall not have been released within five days or, if released, proved to the satisfaction of the Rating Agencies or (ii) the PBGC shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with respect to any of the Transferred Assets; or

(g)    A CMF Purchase Termination Event or an ARSC Purchase Termination Event shall have occurred; or

(h)    This Agreement shall cease to be in full force and effect for any reason other than in accordance with its terms.

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If a Transfer Termination Event occurs, the Transferor shall promptly give notice to the Issuer and the Indenture Trustee of such Transfer Termination Event.

Section 8.02    Transfer Termination. (a) On the Transfer Termination Date, the Transferor shall cease transferring Pool Receivables to the Issuer, provided that any right, title and interest of the Transferor in and to any CMF Designated Receivables arising from any Servicer Advances made thereafter, including any Related Property relating thereto and proceeds thereof, shall continue to be transferred. Notwithstanding any cessation of the transfer to the Issuer of additional Pool Receivables, Pool Receivables transferred to the Issuer prior to the Termination Date and Pool Collections in respect of such Pool Receivables and the related Finance Charges, whenever accrued in respect of such Pool Receivables, shall continue to be property of the Issuer available for pledge by the Issuer under the Indenture.

(b)    Upon the occurrence of a Transfer Termination Event, the Issuer and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of a Transfer Termination Event shall not deny to the Issuer or its assignees any remedy in addition to termination of its obligation to make Purchases hereunder to which the Issuer or its assignees may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

[END OF ARTICLE VIII]

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ARTICLE IX
SERVICER DEFAULTS

Section 9.01    Servicer Defaults. If any one of the following events (a “Servicer Default”) shall occur and be continuing:

(a)    any failure on the part of the Servicer to deliver the Receivables Activity Reports required under Section 3.07(c), to make any payment, transfer or deposit, or to give instructions or to give notice to the Issuer or the Indenture Trustee to make such payment, transfer or deposit on or before the date occurring five Business Days after the date such payment, transfer or deposit or such instruction or notice is required to be made or given, as the case may be, under the terms of this Agreement;

(b)    (i) failure on the part of the Servicer duly to observe and perform its covenants to give payment instructions to Obligors pursuant to Section 3.05(f); to segregate Pool Collections pursuant to Section 3.05(g), to provide records pursuant to Section 3.07, to file financing or continuation statements provided to it pursuant to Section 3.02, or breach by the Servicer of any of its negative covenants set forth in Section 3.06, which failure or breach continues unremedied for ten calendar days, or (ii) failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement, which failure has a Material Adverse Effect on the rights of the holders of any Series of Notes (determined without giving effect to any third-party credit enhancement) and continues unremedied for a period of 30 days, in each case, after the date on which written notice of such failure, requiring the same to be remedied, has been given to the Servicer by the Issuer, or to the Servicer and the Issuer on behalf of the Majority Investors, or the Servicer shall assign or delegate its duties under this Agreement except as permitted by Sections 3.01(b) and 7.02;

(c)    any representation, warranty or certification made by the Servicer in this Agreement or in any other Transaction Document or in any certificate delivered pursuant to this Agreement proves to have been incorrect in any material respect when made, which failure has a Material Adverse Effect on the rights of the holders of any Series of Notes (determined without giving effect to any third-party credit enhancement) and which failure continues unremedied for a period of 30 days after the date on which notice thereof, requiring the same to be remedied, has been given to the Servicer by the Issuer, or to the Servicer and the Issuer on behalf of the Majority Investors; or

(d)    an Event of Bankruptcy occurs with respect to the Servicer;

then, in the event of any such Servicer Default, so long as the Servicer Default shall not have been remedied the Indenture Trustee may, or at the direction of the Majority Investors, the Indenture Trustee shall, by written notice then given to the Servicer (and to the Indenture Trustee if given by the Majority Investors) (a “Termination Notice”), terminate all or any part of the rights and obligations of the Servicer as Servicer under this Agreement. Notwithstanding the foregoing, a delay in or failure of performance referred to in clause (a), (b) or (c) for a period of 10 Business Days after the applicable grace period shall not constitute a Servicer Default if such

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delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes not within the Servicer’s control. The preceding sentence does not relieve the Servicer from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement.

(e)    The Indenture Trustee acting at the direction of the Majority Investors shall be entitled, by giving a Termination Notice to the Servicer, to terminate all or any part of the rights and obligations of CMSC as Servicer if:

(i)    the Consolidated Net Worth of PHH on the last day of any fiscal quarter is less than the sum of (i) $500,000,000 plus (ii) 50% of Consolidated Net Income, if positive, for each fiscal quarter after September 30, 1999; or

(ii)    PHH Indebtedness less Cash Equivalents (owned by PHH or any of its Consolidated Subsidiaries and free of liens (other than liens securing Indebtedness)) exceeds six times Consolidated Net Worth; or

(iii)    PHH fails to maintain a long-term unsecured debt rating of at least “BBB-” by Standard & Poor’s and “Baa3” by Moody’s’ provided that if PHH has no outstanding long-term unsecured debt, then a shadow rating of PHH may be used to determine compliance with the foregoing rating requirement.

After receipt by the Servicer of a Termination Notice, and on the date that a Successor Servicer is appointed by the Indenture Trustee pursuant to Section 9.03, all authority and power of the Servicer under this Agreement (or, in the case of a partial transfer, such authority and power and a proportional portion of the Servicing Fee as is described in the Termination Notice) shall pass to and be vested in the Successor Servicer (a “Service Transfer”); and the Indenture Trustee is hereby authorized and empowered, upon the failure of the Servicer to cooperate, to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer. The Servicer agrees to cooperate with the Indenture Trustee and such Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of authority of the Servicer to service the Pool Receivables provided for under this Agreement, including (to the extent transferred) all authority over all Pool Collections that on the date of transfer are held by the Servicer for deposit, or which have been deposited by the Servicer in the Collection Account, or which thereafter are received with respect to the Receivables, and in assisting the Successor Servicer. The Servicer shall within 20 Business Days of such Termination Notice transfer its electronic records relating to the Pool Receivables to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables in the manner and at such times as the Successor Servicer shall reasonably request. To the extent that compliance with this Section 9.01 requires the Servicer to disclose to the Successor Servicer information of any kind that the Servicer deems to be confidential, the Successor Servicer shall

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be required to enter into such customary licensing and confidentiality agreements as the Servicer deems reasonably necessary to protect its interests. The Servicer being terminated (or replaced in part) shall bear all costs of the appointment of a Successor Servicer hereunder, including but not limited to those of the Indenture Trustee reasonably allocable to specific employees and overhead, legal fees and expenses, accounting and financial consulting fees and expenses, and costs of amending the Transaction Documents, if necessary.

Section 9.02    Performance by Issuer. If (i) the Transferor or the Servicer fails to perform any of its agreements or obligations under any Transaction Document to which it is a party and does not remedy such failure within the applicable cure period, if any, and (ii) the Issuer in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of the holders of the Notes issued by the Issuer under the Indenture, then the Issuer or its designee shall have the right to perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Issuer or its designee incurred in connection therewith shall be payable by the Servicer as provided in Section 7.04 (if the Servicer has failed to perform its obligations) or by the Transferor as provided in Section 6.04 (if the Transferor has failed to perform its obligations). If the Transferor or the Servicer fails to file at any time any financing statement or continuation statement or amendment thereto or assignment thereof that it is required to file pursuant to this Agreement or any of the other Transaction Documents to which it is a party, the Issuer or its assigns shall have the right to file, and the Transferor and the Servicer hereby authorize the Issuer or its assigns to file, at the expense of the Transferor, such financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the Receivables or the other Transferred Assets now existing or hereafter arising in the name of the Transferor.

Section 9.03    Indenture Trustee To Act; Appointment of Successor.

(a)    On and after the receipt by the Servicer of a Termination Notice pursuant to Section 9.01, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by the Indenture Trustee or until a date mutually agreed upon by the Servicer and Indenture Trustee. The Issuer shall select, as promptly as possible after the giving of a Termination Notice, and the Indenture Trustee shall appoint, an Eligible Servicer as a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Issuer. If a Successor Servicer has not been appointed or has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Indenture Trustee without further action automatically shall be appointed the Successor Servicer. Notwithstanding the foregoing, the Issuer shall, if the Indenture Trustee is legally unable so to act, petition at the expense of the Servicer a court of competent jurisdiction to appoint any established institution qualifying as an Eligible Servicer as the Successor Servicer hereunder.

(b)    Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. Notwithstanding the foregoing, or anything in this Section 9.03 to the contrary, the Successor Servicer shall have no responsibility or obligation

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(i) for any representation or warranty of the predecessor Servicer or any other Successor Servicer hereunder or (ii) for any act or omission of either a predecessor or any other Successor Servicer. The Indenture Trustee may conduct any activity required of it as Servicer hereunder through an Affiliate or through an agent. Neither the Indenture Trustee nor any other Successor Servicer shall be deemed to be in default hereunder due to any act or omission of a predecessor Servicer, including but not limited to failure to timely deliver to the Indenture Trustee any instructions pursuant to Section 4.02, any funds required to be deposited with or transferred to the Indenture Trustee, or any breach of its duty to cooperate with a Service Transfer.

(c)    All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement pursuant to Section 10.01, and shall pass to and be vested in the Transferor, and the Transferor is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Transferor in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Receivables and the other Transferred Assets. The Servicer shall transfer its electronic records relating to the Receivables and the other Transferred Assets to the Transferor or its designee in such electronic form as it may reasonably request and shall transfer all other records, correspondence and documents to it in the manner and at such times as it shall reasonably request.

(d)    Power of Attorney. The Transferor hereby irrevocably appoints the Issuer to act as the Transferor’s attorney-in-fact, with full authority in the place and stead of the Transferor and in the name of the Transferor or otherwise, from time to time after the occurrence and during the continuance of an Unmatured Servicer Default or a Servicer Default or other termination of the Servicer under Section 9.01 or a Transfer Termination Event, to take at the direction of the Issuer any action and to execute any instrument or document that the Issuer may deem necessary to accomplish the purposes of this Agreement including without limitation:

(i)  to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Pool Receivable or any other Transferred Asset;

(ii)  to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) above;

(iii)  to file any claims or take any action or institute any proceedings that the Issuer in its reasonable determination deems necessary or appropriate for the collection of any of the Pool Receivables or any other Transferred Asset or otherwise to enforce the rights of the Issuer and the holders of the Notes issued by the Issuer under the Indenture with respect to any of the Pool Receivables or any other Transferred Asset;

(iv)  to perform affirmative obligations of the Transferor under any Transaction Document; and

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(v)  to enforce the rights and remedies of the Transferor under any Transaction Document.

The Transferor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 9.03(d) is irrevocable and coupled with an interest. The Transferor further agrees that the Issuer may delegate to the Indenture Trustee any of the above-referenced powers to the extent the Issuer, in its sole and absolute discretion, without liability, deems advisable and, upon such delegation, the Indenture Trustee shall, to the extent of any power so delegated, be entitled to exercise the powers herein granted to the Issuer.

Section 9.04    Notification to Holders. Within five Business Days after the Servicer becomes aware of any Servicer Default, the Servicer shall give notice thereof to CMSC, CMF, the Transferor, the Issuer, the Indenture Trustee and any Series Enhancer. Upon any termination or appointment of a Successor Servicer pursuant to this Article IX, the Indenture Trustee shall give prompt notice thereof to the holders of the Notes, CMSC, CMF, the Transferor and the Issuer.

Section 9.05    Marketing Expenses Account. If (a) CMSC is the Servicer, (b) the long-term unsecured debt rating of PHH falls below “BBB-” by Standard & Poor’s or “Baa3” by Moody’s and (c) the average number of days the Homes relating to outstanding Pool Receivables have been owned by CMSC and CMF is more than 150 days, the Servicer shall establish and fund an Eligible Account (the “Marketing Expenses Account”) in the name of the Indenture Trustee, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Indenture Trustee and, to the extent provided in Section 9.05(b), any Successor Servicer. Upon establishment of the Marketing Expenses Account, the Servicer shall maintain an amount equal to the Required Marketing Expenses Account Amount on deposit therein. On any Business Day after the Marketing Expenses Account has been established, if the amount on deposit in the Marketing Expenses Account is less than the Required Marketing Expenses Account Amount, the Servicer shall deposit into the Marketing Expenses Account an amount equal to the excess of the Required Marketing Expenses Account Amount over the amount on deposit in the Marketing Expenses Account. On each Distribution Date after the Marketing Expenses Account has been established, the Servicer shall be entitled to instruct the Indenture Trustee to withdraw from the Marketing Expenses Account an amount equal to the excess of the amount on deposit in the Marketing Expenses Account over the Required Marketing Expenses Account Amount. If so instructed, the Indenture Trustee shall withdraw such excess amount from the Marketing Expenses Account and shall pay such amount to or at the direction of the Servicer.

(b)    The Indenture Trustee may withdraw funds from the Marketing Expenses Account (i) if CMSC is the Servicer, to pay for the cost of maintaining and marketing the Homes to the extent CMSC as Servicer has failed to pay such costs, (ii) to reimburse a Successor Servicer for the cost of maintaining and marketing the Homes, but only to the extent such costs were actually incurred, but not paid, by CMSC while acting as the Servicer, or to cover any costs of maintaining and marketing the Homes attributable to CMSC’s breach of its duties as the Servicer prior to the appointment of such Successor Servicer or (iii) to cover the costs of transition of servicing from CMSC to such Successor Servicer. Funds on deposit in the

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Marketing Expenses Account shall not be used to fund any payments to holders of Notes of any Series.

[END OF ARTICLE IX]

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ARTICLE X
TERMINATION

Section 10.01    Termination. This Agreement and the respective obligations and responsibilities of CMSC, CMF, the Transferor, the Servicer, the Issuer and the Indenture Trustee created hereby shall terminate, except with respect to the duties described in Section 6.03, Section 7.04 and Section 11.06, on the Final Payout Date.

[END OF ARTICLE X]

52

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01    Amendment.

(a)    The provisions of this Agreement may be amended, modified or waived from time to time by the parties hereto, by a written instrument signed by each of them. Notwithstanding the preceding sentence, this Agreement shall be amended by the parties hereto at the direction of the Transferor without the consent of any of the holders of the Notes issued by the Issuer under the Indenture to add, modify or eliminate such provisions as may be necessary or advisable in order to enable all or a portion of the Transferred Assets (i) to qualify as, and to permit an election to be made to cause the Issuer to be treated as, a “financial asset securitization investment trust” as described in the provisions of Section 860L of the Code, and (ii) to avoid the imposition of state or local income or franchise taxes imposed on the Issuer’s property or its income, provided that (i) the Transferor delivers to the Issuer an Officer’s Certificate to the effect that the proposed amendments meet the requirements set forth in this Section 11.01(a) and (ii) such amendment does not affect the rights, duties or obligations of the Issuer hereunder.

(b)    Promptly after the execution of any such amendment or consent, the Issuer shall furnish notification of the substance of such amendment to each Rating Agency.

Section 11.02    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PRINCIPLES.

Section 11.03    Notices; Payments. All demands, notices, instructions, directions and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by certified mail, return receipt requested, or sent by facsimile transmission (i) in the case of CMSC or CMF, to the address provided in the Purchase Agreement or the Receivables Purchase Agreement, respectively, (ii) in the case of the Transferor, to 40 Apple Ridge Road, Suite 5000, Danbury, Connecticut 06810 (telecopier no. (203) 205-3056), with a copy to: John Borger, Esq. at 83 Wooster Heights Road, Danbury, Connecticut 06810 (telecopier no. (203) 837-3759), (iii) in the case of the Servicer, to 40 Apple Ridge Road, Danbury Connecticut 06810, Attention: Chief Financial Officer (telecopier no. (203) 205-8136), (iv) in the case of the Issuer, 40 Apple Ridge Road, Suite 4000, Danbury, Connecticut 06810, Attention: Chief Financial Officer (telecopier no. (203) 205-1335), (v) in the case of the Indenture Trustee 153 West 51st Street, New York, New York 10019 (telecopier no. (212) 373-1383) and (vi) to any other Person as specified in any Supplement; or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party.

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Section 11.04    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of the remaining provisions or of the rights of the parties to the Transaction Documents.

Section 11.05    Further Assurances. The parties hereto agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Issuer or any other party hereto more fully to effect the purposes of this Agreement, including the execution of any financing statements or continuation statements relating to the Receivables and the other Transferred Assets for filing under the provisions of the UCC or other applicable law of any applicable jurisdiction.

Section 11.06    Nonpetition Covenant. (a) Notwithstanding any prior termination of this Agreement, CMSC, CMF, the Indenture Trustee, the Servicer, the Transferor and any assignee of the Issuer shall not, prior to the date that is one year and one day after the termination of this Agreement with respect to the Issuer, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Issuer.

(b)    Notwithstanding any prior termination of this Agreement, CMSC, CMF, the Servicer, the Indenture Trustee, the Issuer and any assignee of the Issuer shall not, prior to the date that is one year and one day after the termination of this Agreement with respect to the Transferor, acquiesce, petition or otherwise invoke or cause the Transferor to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Transferor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Transferor or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Transferor.

Section 11.07    No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege on the part of any party under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 11.08    Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

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Section 11.09    Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the holders of the Notes and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.

Section 11.10    Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 11.11    Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 11.12    Confidentiality. The Issuer and the Transferor each agrees to maintain the confidentiality of any information regarding CMSC, Cendant Corporation and PHH obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Issuer or the Transferor may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or the Issuer’s issuance of Notes under the Indenture or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, none of CMSC, Cendant Corporation nor PHH shall have any obligation to disclose to the Issuer or its assignees and assigns any personal and confidential information relating to a Transferred Employee.

Section 11.13    Costs, Expenses and Taxes. In addition to the obligations of the Transferor under Article VI, the Transferor agrees to pay on demand:

(a)    all reasonable costs and expenses incurred by the Issuer and its assignees in connection with the negotiation, preparation, execution and delivery of, the administration (including periodic auditing), the preservation of any rights under, or the enforcement of, or any breach of, this Agreement (including any amendment, supplement or modification hereto), including without limitation (i) the reasonable fees, expenses and disbursements of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any review of the Transferor’s books and records prior to the execution and delivery hereof, and

(b)    all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any amendment, supplement or modification thereto, and agrees to indemnify each ARSC Indemnified Party against any liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.

Section 11.14    Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW

55

YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.03. NOTHING IN THIS SECTION 11.14 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.15    Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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Section 11.16    Acknowledgment and Consent.

(a)    The Transferor acknowledges that, from time to time prior to the Termination Date, the Issuer intends to pledge the Transferred Assets to the Indenture Trustee pursuant to the Indenture. The Transferor acknowledges and agrees to each such pledge by the Issuer and consents to the assignment by the Issuer of all or any portion of its right, title and interest in, to and under the Transferred Assets, this Agreement and the other Transaction Documents and all of the Issuer’s rights, remedies, powers and privileges and all claims of the Issuer against the Transferor under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including without limitation (whether or not an Unmatured Servicer Default or a Servicer Default has occurred and is continuing) (i) the right of the Issuer at any time to enforce this Agreement against the Transferor and the obligations of the Transferor hereunder and (ii) the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Transferor thereunder, all of which rights, remedies, powers, privileges and claims may be exercised and/or enforced by the Issuer’s successors ands assigns to the same extent as the Issuer may do.

Section 11.17    No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third Person to create the relationship of principal and agent or of partnership or of joint venture.

[END OF ARTICLE XI]

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IN WITNESS WHEREOF, the Transferor, CMSC, CMF, the Servicer, the Indenture Trustee and the Issuer have caused this Transfer and Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

APPLE RIDGE SERVICES CORPORATION, as Transferor, by /s/ Dennis O’Gara
Name: Dennis O’Gara Title: SVP, CFO
CENDANT MOBILITY SERVICES CORPORATION, as originator and Servicer, by /s/ Dennis O’Gara
Name: Dennis O’Gara Title: SVP, CFO
CENDANT MOBILITY FINANCIAL CORPORATION, as originator, by /s/ Eric J. Barnes
Name: Eric J. Barnes Title: VP, Controller
APPLE RIDGE FUNDING LLC, as transferee, by /s/ Eric J. Barnes
Name: Eric J. Barnes Title: VP, Controller

[Signature page to Transfer and Servicing Agreement]

BANK ONE, NATIONAL ASSOCIATION, as Indenture Trustee, by /s/ Steve M. Husbands
Name: Steve M. Husbands Title: Assistant Vice President

[Signature page to Transfer and Servicing Agreement]

SCHEDULE 2.02(m)

to

TRANSFER AND SERVICING AGREEMENT
Dated as of April 25, 2000

Principal Place of Business and
Chief Executive Office of the Transferor

Apple Ridge Services Corporation
40 Apple Ridge Road, Suite 4000
Danbury, CT 06810
Tel: (203) 205-1335

List of Offices Where
the Servicer Keeps Records

Cendant Mobility Services Corporation
40 Apple Ridge Road
Danbury, CT 06810

Cendant Mobility Services Corporation
8081 Royal Ridge Parkway
Suite 200
Irving, TX 75063

Cendant Mobility Services Corporation
27271 Las Ramblas
Mission Viejo, CA 92691

Cendant Mobility Services Corporation
2221 Camden Court
Oakbrook, IL 60523

Cendant Mobility Services Corporation
401 Lennon Lane
Suite 200
Walnut Creek, CA 94598

S-2.02(m)-1

SCHEDULE 2.02(o)

to

TRANSFER AND SERVICING AGREEMENT
Dated as of April 25, 2000

List of Legal Names

None.

S-2.02(o)-1

SCHEDULE 3.04(l)

to

TRANSFER AND SERVICING AGREEMENT
Dated as of April 25, 2000

List of Lockbox Banks

Bank One, National Association
Attn.: Denise White
200 South Wocker Drive
Mailcode, IL1-0935
Chicago, IL 60606

Demand Deposit Account Number and Associated Lockbox Numbers

DDA No.: 52-69938        Lockbox Nos.: 93358/73049

Mellon Bank, N.A.
Document Control Manager
Three Mellon Bank Center
Room 3119
Pittsburgh, PA 15259

Demand Deposit Account Number and Associated Lockbox Number

1.    DDA No.: 005-7883    Lockbox No.: 360956

2.    DDA No.: 144-6397    Lockbox No.: 360287

S-3.04(1)-1

EXHIBIT A

to

TRANSFER AND SERVICING AGREEMENT

Dated as of April 25, 2000

FORM OF ANNUAL SERVICER’S CERTIFICATE

(To be delivered on or before April 30 of

each calendar year beginning with April 30, 2001

pursuant to Section 3.09 of the Transfer and

Servicing Agreement referred to below)

CENDANT MOBILITY SERVICES CORPORATION

The undersigned, a duly authorized representative of Cendant Mobility Services Corporation, as Servicer (“CMSC”), pursuant to the Transfer and Servicing Agreement dated as of April 25, 2000 (as amended and supplemented, the “Agreement”), by and between Apple Ridge Services Corporation as Transferor, CMSC as originator and Servicer, Cendant Mobility Financial Corporation as originator, Apple Ridge Funding, LLC as transferee, and Bank One, National Association, as Indenture Trustee does, hereby certify that:

1.    CMSC is, as of the date hereof, the Servicer under the Agreement.

2.    The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Issuer.

3.    A review of the activities of the Servicer during the year ended December 31, ____, and of its performance under the Agreement was conducted under my supervision.

4.    Based on such review, the Servicer has, or has caused to be, to the best of my knowledge, performed its obligations under the Agreement in all material respects throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.    The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Agreement known to me to have been made by the Servicer during the year ended December 31, _____ which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: [If applicable, insert “None.”]

Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

E-A-1

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this ____ day of _____________, 20___.

CENDANT MOBILITY SERVICES CORPORATION, as Servicer, By
Name: Title:

E-A-2

EXHIBIT B

to

TRANSFER AND SERVICING AGREEMENT

Dated as of April 25, 2000

FORMS OF LOCKBOX AGREEMENTS

E-B-1

EXHIBIT C

SERVICING OFFICERS

Eric Barnes

Duncan Cocroft

Mark E. Johnson

Dennis O’Gara

John Peterson

E-C-1